EXHIBIT 99.2
Confidential Portions omitted and filed separately with the Securities and Exchange
Commission. Bullet points denote omissions.
MASTER REPAIR SERVICES AGREEMENT
between
NORTEL NETWORKS LIMITED
and
FLEXTRONICS TELECOM SYSTEMS LTD.

Dated as of June 29, 2004

Master Repair Services Agreement

TABLE OF CONTENTS

DEFINITIONS		6

SECTION 1 SCOPE OF THE RELATIONSHIP		13

1.1	Expectations	13
1.2	Information Access	13
1.3	Commitments and Obligations	14
1.4	Competitiveness	14
1.5	Structure of the Agreement	15

SECTION 2 GOVERNANCE PROCESS		15

2.1	Transition Planning	15
2.2	Strategic Governance	15
2.3	Operations Governance	16
2.4	Monthly Operations Reviews	16
2.5	Resources for Repair Services Support	17

SECTION 3 ORDERS		17

3.1	Service Blanket Orders	17
3.2	Acceptance of Orders	17
3.3.	Minimum Commitment	17
3.3.1 Adjustments to the Minimum Commitment		17
3.3.2 Remedy for Failure to Achieve Minimum Commitment		18
3.3.3 Forecast of Required Repair Services		18
3.3.4 Forecast of Additional Required Repair Services		18
3.4	Issuance of Orders Electronically	18

SECTION 4 TRANSFER OF TITLE AND RISK OF LOSS		18

4.1	Transfer of Title and Risk of Loss	18

SECTION 5 DELIVERY PROCESS		19

5.1	Repair and Delivery Period	19
5.2	Packaging, Labelling and Trade-Marks	19
5.3	Management of Third Party Contracts	19

SECTION 6 MATERIALS MANAGEMENT PROCESS		20

6.1	Repair Facility Location	20
6.2	Material and Supplier Management Services	20
6.3	Storing and Handling	21

SECTION 7 CHANGE MANAGEMENT		21

7.1	Joint Change Management Process	21
7.1.1 Flextronics Proposal		21
7.1.2 Nortel Networks Proposal		21
7.2	Joint Product Change Management Process	22
7.3	New Product for Repair Introduction (NPRI)	22
7.4	New Capital Investments	23

SECTION 8 INVENTORY MANAGEMENT		23

8.1	End-of-life Planning	23
8.2	Class B Inventory and Class C Inventory	23
8.3	Open Market Purchases	24
8.4	Components	24

Master Repair Services Agreement	Page 1

8.5	Purges	25
8.6	Support of Nortel Networks Remanufacturing Activities	25
8.7	Excess Inventory	25
8.8	Consigned Inventory	26
8.9	Order of Inventory Usage	27
8.10	A-B Writedowns	27
8.11	Tracking of Inventory Furnished by Nortel Networks	28

SECTION 9 QUALITY		29

9.1	Metrics, Report Card and Liquidated Damages	29
9.1.1 Report Card		29
9.1.2 Liquidated Damages for Failure to Meet Metrics		30
9.1.3 Pass-through of Liquidated Damages from Customers		31
9.1.4 Termination for Breach of Metrics		31
9.2	Industry Standards	33
9.3	Source Inspection	33
9.4	Repair Quality	33

SECTION 10 REPAIR COST MANAGEMENT PROCESS		34

10.1	Prices for Repair Services	34
10.2	Payment, Taxes and Duties	34
10.2.1 Invoices		34
10.2.2 Payment		35
10.3	Ongoing Cost Reduction	36
10.4	Incremental Cost Reduction	36
10.4.1 Definition of ICR		36
10.4.2 ICR Commitment		36
10.4.3 Implementation of ICR		37
10.4.4 Year 4 Cost Reduction		37
10.5	OCR Threshold Commitment	37

SECTION 11 BUSINESS CONTINUITY		38

11.1	Business Continuity Planning	38

SECTION 12 WARRANTIES		39

12.1	Repair Services	39
12.2	Return of Products under Warranty	40
12.3	Epidemic Failure	40
12.3.1 Procedure for Epidemic Failure		40
12.3.2 Remedies for Epidemic Condition		40

SECTION 13 INTELLECTUAL PROPERTY RIGHTS AND LICENSES		41

13.1	License to Nortel Company Proprietary Information Granted	41
13.2	Limitations on Grant of License	42
13.3	Flextronics Inventions	42
13.4	Specifications and Deliverables Owned by NNL	42
13.5	Flextronics Retains Ownership of Flextronics Proprietary Information	42
13.6	Assignment of Inventions Agreements with Employees	42

SECTION 14 INDEMNIFICATION		43

14.1	Intellectual Property Indemnification	43
14.1.1 By NNL		43
14.1.2 By Flextronics		44
14.1.3 Measures to Safeguard NNL against Liability		44
14.2	Other Indemnification	45

Master Repair Services Agreement	Page 2

14.2.1 By Flextronics		45
14.2.2 By Nortel Networks		45

SECTION 15 LIMITATION OF LIABILITY		45

SECTION 16 COMMUNICATION AND INFORMATION TRANSFER		46

16.1	Access to Nortel Networks Computer Systems by Flextronics	46
16.2	Flextronics Compatibility with Nortel Networks Computer Systems	46
16.3	Information Technology Services	47

SECTION 17 EQUIPMENT FURNISHED BY NORTEL NETWORKS		47

17.1	Title to Equipment Furnished by Nortel Networks	47
17.2	Risk, Insurance and Maintenance of Equipment Furnished by Nortel Networks	47

SECTION 18 RESERVED ASSETS		47

SECTION 19 LEGAL AND REGULATORY COMPLIANCE		48

SECTION 20 INTERNATIONAL TRADE		48

20.1	Exports	48
20.2	Customs Invoice	48
20.3	Duty Drawback and Minimization	49

SECTION 21 ENVIRONMENTAL POLICIES		49

21.1	ISO 14001	49
21.2	Corporate Policy	49
21.3	VOC Free and Lead-Free Technology	50
21.4	European Union (“EU”) Environmental Directives	50
21.4.1 Compliance		50
21.4.2 Indemnification		51
21.5	Packaging Reusable and Recyclable	51
21.6	INTENTIONALLY LEFT BLANK	51
21.7	Collaborate on Environmental Initiatives	51
21.8	Hazardous Materials	51

SECTION 22 CONFIDENTIALITY AND PROPRIETARY INFORMATION		53

22.1	Restriction on Disclosure and Use of Confidential Information	53
22.2	Publicity	54

SECTION 23 INSURANCE		54

23.1	General Liability Insurance	54
23.2	Property and Business Insurance	55
23.3	Certificate of Insurance	55

SECTION 24 EXPIRATION OR TERMINATION		56

24.1	Termination	56
24.2	Effect of Expiration or Termination	57

SECTION 25 TERMINATION ASSISTANCE		59

25.1	Termination Assistance Services	59
25.2	Obligation to Provide Termination Services	59
25.3	Termination Assistance Period	59

SECTION 26		59

Master Repair Services Agreement	Page 3

DISPUTE RESOLUTION		59

26.1	Internal Dispute Resolution	59

SECTION 27 GENERAL PROVISIONS		60

27.1	Access to Facilities	60
27.2	Reporting	60
27.3	Documentation	60
27.4	Audits	60
27.4.1 Agreement Compliance		60
27.4.2 Control & Security Compliance		61
27.5	Force Majeure	62
27.6	Notices	62
27.7	Independent Contractor	63
27.8	Flextronics Responsible for its Contractors	64
27.9	Assignment	64
27.10	Severability	64
27.11	Governing Law; Waiver of Jury Trial	65
27.12	Consent to Jurisdiction	65
27.13	Entire Agreement; Amendments	65
27.14	Most Favored Customer	65
27.15	Construction	66
27.16	Headings	66
27.17	Time of Essence	66
27.18	Agreement by All Flextronics Entities	66
27.19	Language	66
EXHIBITS

Exhibit 1	Third Party Management Statement of Work
Exhibit 2	Logistics Services Statement of Work
Exhibit 3	Repair Services Statement of Work
Exhibit 4	A to B Writedown Templates
Exhibit 5	Metrics & Scorecard
Exhibit 6	Products
Exhibit 7	Pricing and Cost Reduction Process
Exhibit 8	Specifications
Exhibit 9-1	Form of Agreement to Intellectual Property and Confidentiality (Nortel Networks)
Exhibit 9-2	Form of Employee Confidential Information and Inventions Agreement (Flextronics)
Exhibit 10	Dispute Escalation

Master Repair Services Agreement	Page 4

Exhibit 11	EMEA Employment Provisions
Exhibit 12	Managed Contracts
Exhibit 13	Reserved Assets
Exhibit 14	Out of Scope Activity
Exhibit 15	Process to Establish Day One Pricing

Master Repair Services Agreement	Page 5

Master Contract Repair Services Agreement
This Agreement is entered into between Nortel Networks Limited, a Canadian corporation with a place of business at 8200 Dixie Road, Suite 100, Brampton, Ontario (“NNL”) and Flextronics Telecom Systems Ltd., a company organized under the laws of Mauritius, and having its registered office located at Suite 802 St James Court, St Denis Street, Port Louis, Mauritius, executed as of June 29, 2004 (“Execution Date”). As set out in the Phased Closing Side Letter, dated as of the Execution Date, the Effective Date of this Master Repair Services Agreement (the “Agreement”) shall be the date that the first Virtual System House Agreement is executed (“Effective Date”). The Parties agree that the terms and conditions of this Agreement shall come into effect for each VSHA executed as such VSHAs are executed (“VSHA Effective Date(s)).
WHEREAS NNL wishes Flextronics to provide NNL certain repair services relating to orders made by NNL to Flextronics in respect of products manufactured pursuant to the terms of the MCMSA (as defined herein).
WHEREAS Flextronics International Ltd., a company duly established under the laws of Singapore, and having its registered office located at 2 Changi South Lane, Singapore 486123 acting through its Hong Kong branch office with offices at Room 908, Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong and NNL have executed that certain Performance Guarantee dated X, 2004;
WHEREAS NNL has agreed to purchase and Flextronics has agreed, upon the terms and conditions set out herein, to provide the services as more particularly defined herein;
NOW THEREFORE, in consideration of the mutual promises hereinafter set forth (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:
DEFINITIONS
“Affiliate” means individually or collectively:
(a)	a Manufacturing Licensee;

(b)	a joint venture or other cooperative business enterprise formed between Nortel Networks and one (1) or more person(s) which are not part of or related to Nortel Networks; and/or

(c)	a corporation or other legal entity in which Nortel Networks, directly or indirectly, at any time, owns or controls twenty (20%) percent or more of the voting equity shares, or securities convertible into such shares.
“Asset Purchase Agreement” means the agreement executed between NNL and Flextronics dated June 29, 2004.

Master Repair Services Agreement	Page 6

“Assists” means goods and services supplied directly or indirectly, free of charge or at a reduced cost for use in connection with the production of imported goods, such as raw materials, components, parts used for or incorporated into the imported goods, tools, dies, moulds and other equipment used to produce the finished goods, any materials used to produce the finished goods being imported, engineering, development work, art work, designs, plans or sketches undertaken anywhere other than the country of import.
“Business Continuity Plan” has the meaning set forth in Section 11.1, known to Flextronics as the Business Resumption Plan.
“Business Day” means, for the purposes of dealings between (i) NNL and Flextronics hereunder, any day other than Sunday, or a statutory holiday or otherwise scheduled holiday agreed to in writing by the parties on which either of such parties is closed for business.
“CA” means a point of time at which the Class A material is available to select customers.
“Carrying Charge” means [•] per annum. For Carrying Charge applied to End-of-Life Inventory, the Carrying Charge will be [•].
“Class A Inventory” is sometimes referred to as Class A material and means Products that are brand new and have not been installed in a Customer’s live network.
“Class B Inventory” is sometimes referred to as Class B material and means those Products repaired and available for use.
“Class C Inventory” is sometimes referred to as Class C material and means unrepaired inventory.
“Commencement Date” means the VSHA Effective Date for the last of the following System Houses to be transferred: Calgary, Montreal, Monkstown, or Chateaudun; provided that the optical designers in Ottawa and Monkstown and the logistics management and embedded physical repair in St. Laurent and Calgary must have been transferred.
“Competitor” means any company with more than $50 million in revenues from the development or sale of telecom, optical or wireless networking equipment or $10 million of repair revenue.
“Component Cost” means Flextronics’ actual unburdened cost of components, inclusive of freight and duty, as set forth and verifiable by Flextronics’ purchase order with its components supplier. This cost will take into consideration all rebates and favourable payment terms (cash, term or other).
“Confidential Information” has the meaning set out in Section 22.1.
“Consigned Inventory” shall mean End-of-Life Inventory or other Inventory purchased by Nortel Networks but held by Flextronics under the terms set out in Section 8.8.

Master Repair Services Agreement	Page 7

“Consumable Material” means materials that are consumed in the repair and logistics process, such as solder, finished goods packaging, labels, skids, pallets and shipping packaging materials.
“Contact Center” means the point of contact designated by Nortel Networks for its Customers to request Repair Services.
“Control and Responsibility” means, for the purposes of this Agreement, [•].
“Currency Conversion” means a factor used in calculating Price or Material Cost, or any part thereof, for purchases in a currency other than the currency in which Nortel Networks is required to pay Flextronics hereunder, based on the “FX Bench” forward currency rate as published by Reuters 12.00 CET on the mutually agreed date for pricing (the “Exchange Rate”), or any other benchmark as otherwise agreed in the applicable VSHA.
“Customer” means a direct or indirect customer of Nortel Networks.
“Daily Usage Rate” means the amount of Class B Inventory expressed in units that were sold in the last 90 calendar days divided by 90.
“Delivery Location” means the location specified in an Order to which the Repaired Product shall be delivered or to the stocking location.
“Dollar” or “$” means U.S. dollars.
“ECO” or “Engineering Change Order” means a written direction in the form of an engineering change order to make a change to a Product including a change to the design, manufacture, and repair or test procedure for a Product.
“EDI” means electronic data interchange.
“End-of-Life Inventory” means components that are necessary for the repair of the Products which have been or are scheduled to be discontinued by suppliers.
“Epidemic Condition” means when RDOA Repaired Product failures equal or exceed the percentage as mutually agreed and set forth in Exhibit 5.
“Flextronics” means Flextronics and, as applicable, any Subsidiary of Flextronics that is to perform Repair Services pursuant to this Agreement.
“Flextronics Invention” means any innovation, improvement, idea or feature, whether or not patentable or registerable, which is conceived or created in the course of the performance by Flextronics of the Repair Services, but shall not include any Product Specific Inventions.
“Flextronics Proprietary Information” means information, technology, processes, or other proprietary property, including copyrights, trade secrets, know-how, mask work rights, any waiver to moral rights, patents and/or patent applications in any form or medium developed or

Master Repair Services Agreement	Page 8

acquired by Flextronics or its licensors other than Nortel Networks, but for greater certainty, does not include the following: (i) Nortel Company Proprietary Information or such information or processes listed above which are derived from Nortel Company Proprietary Information; (ii) the Specifications and all deliverables resulting from the Services; (iii) Reserved Assets; (iv) materials and/or equipment loaned pursuant to Section 17.1; (v) Product Specific Inventions; and (vi) such information, technology, processes, etc. developed or arising out of Services funded by Nortel Networks under this Agreement.
“Force Majeure” means all acts or events beyond the reasonable control of a Party. This definition shall not include any act or event that would have been prevented, or the effects of which would have been substantially mitigated, by implementation of a Business Continuity Plan in accordance with best practices in the relevant equipment manufacturing industry for telecommunications by Flextronics as required under Section 11.1, unless Flextronics demonstrates that it has made a good faith effort to implement such a plan. For clarity, the following will be considered an event of Force Majeure: an act of God, act or decree of governmental or military bodies, strike, lock-out, fire, casualty, flood, earthquake, war, epidemic, destruction of production facilities, riot, insurrection; provided however a Party’s failure to resolve its own labour difficulties such as strike or lock-out shall only be considered an event of Force Majeure if that Party (i) has included specific action plans related to strikes and lock-outs in its Business Continuity Plan (ii) is in compliance with fair labour practices under the law of the applicable jurisdiction, and (iii) has made commercially reasonable efforts to resolve such labour difficulties.
“GA” means general availability of Class A material.
“Government Entity” means any federal, provincial, state, municipal or other governmental authority, domestic or foreign, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of government.
“Hub” means a physical location where Customers return Products and where Inventory is located.
“Inventory” means components purchased by Flextronics, work in process, and Products.
“Leadership Category” means a business division within Nortel Networks, which is currently designated as one of Wireless Networks, Optical Networks, Wireline Networks and Enterprise Networks.
“License Agreement” means the agreement or agreements entered into between NNL and Flextronics on the date of this Agreement whereby NNL has agreed to grant to Flextronics certain licenses in respect of certain licensed intellectual property, as defined therein.
“Life Cycle” means, with respect to any Product, the time beginning at CA until end-of-life.
“Logistics” as more particularly described in Exhibit 2, means those services including i) warehouse services, ii) transportation coordination and management, iii) export services, iv) packaging and labeling, v) Inventory control and reporting, and vi) trade and compliance.

Master Repair Services Agreement	Page 9

“Manufacturing Licensee” means a third party which enters into an agreement with Nortel Networks to manufacture, in modified or unmodified form, Products, whether or not associated with a right to lease, sell, sublicense or otherwise distribute (directly or indirectly through distributors) such Products under the brand name of a Nortel Company or that of the Manufacturing Licensee.
“Material and Supplier Management Services” shall mean those services to be provided by Flextronics described in Section 6.2.of this Agreement.
“MCMSA” means the Amended and Restated Master Contract Manufacturing Services Agreement dated June 29, 2004, between NNL and Flextronics with respect to manufacturing services to be provided to Nortel Networks relating to the products specified therein.
“Minimum Commitment” means Nortel Networks’ spend on Repair Services as set forth in Section 3.3.
“NC Material” or “NC” means components or services which are sourced under a contract or other commercial relationship with Nortel Networks and Nortel Networks retains sourcing control.
“Nortel Company” means NNL or any of its Subsidiaries.
“Nortel Company Proprietary Information” means:
(a)	Programs;

(b)	technology, designs or other information that enjoy issued or pending statutory proprietary protection, including patents, copyrights, waivers of moral rights, mask work rights or integrated circuit topography registrations, industrial design registrations or design patents but not trade-marks or other indicia of origin;

(c)	confidential or non public business information including ideas, formulae, plans, proposals, designs, schematics, drawings, flow charts, product and process and test specifications, trade secrets, know how, technical data, algorithms, databases, and technical reports, and customer, marketing and financial information;
embodied in any form or medium and owned or developed by or on behalf of a Nortel Company or acquired from its licensors with rights to disclose or sublicense that pertains to Nortel Company’s business, including Products and their design, manufacture, use and testing and Pre-Production Products as defined in the MCMSA, Systems, Specifications and all deliverables resulting from the Repair Services, and Product Specific Inventions or any Flextronics Proprietary Information deemed to be owned by a Nortel Company pursuant to Section 13.4 hereof.
“Nortel Networks” means NNL or, as applicable, any Nortel Company that has become a Party to this Agreement by issuing an Order under this Agreement.

Master Repair Services Agreement	Page 10

“Nortel Networks Supplier” means an Affiliate or any Person who supplies repair services to Nortel Networks.
“NPRI” means new products and process introduction for Repair of Products that are introduced for the first time at a Repair Facility.
“Order(s)” means either the “hard copy” document or EDI used by Nortel Networks to order Repair Services under this Agreement pursuant to Section 3.4 of this Agreement.
“Party” means either NNL or Flextronics and “Parties” shall mean both NNL and Flextronics.
“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.
“Price” means the price paid by Nortel Networks to Flextronics with respect to any Repair Services as set forth herein.
“Product(s)” means those products identified in Exhibit 6 as of the Effective Date and any additions to Exhibit 6 specifically agreed as evidenced in a written instrument signed by authorized representatives of the Parties.
“Product Family” means NNL’s Optical, Wireline, Wireless and Enterprise leadership categories.
“Product Specific Inventions” means Flextronics innovations, improvements, ideas or features relating to or incorporated in a Product, but not including any such innovations, ideas or feature relating solely to repair processes for the Product.
“Programs” means software used or retained for use in the provision of Repair Services in whatever form, including that which is ROM resident, listings, flowcharts, logic diagrams, operating instructions, and any other related documentation, whether or not described in the Specification.
“Purge” means the rework of Inventory as further defined in Section 8.5.
“Repair” means test analysis, repair, upgrade, incircuit testing, system level testing, packing, Logistics and refurbishment, as set out in the Statement of Work, provided to Nortel Networks by Flextronics.
“Repair Change Impact Form” means the form to be completed by Flextronics in response to a change to the Repair or test procedure of a Product. This form shall contain, at a minimum, an estimate of the change of the price in the relevant Repair Services as well as any Purge charges as defined in Section 8.5.
“R DOA” or “Repair Dead On Arrival” means Product that has been repaired and is being returned for repair again within 90 days of the initial Repaired Product shipment.

Master Repair Services Agreement	Page 11

“Repair Facility(ies)” means (a) Flextronics facility(ies) where Flextronics performs Repair Services.
“Repair Services” means the services specific to repair and distribution of the Products, including engineering, technical, programming, Logistics, Repair, overhaul and other functions and services as applicable, provided to Nortel Networks by Flextronics as set forth in the applicable Statement of Work.
“Repair Warranty Period” means twelve (12) months from Shipping Date.
“Repaired Product” means a Product on which a Repair has been completed by Flextronics or third parties managed by Flextronics.
“Replacement Value” means the cost of replacing any Repaired Product, Product to be Repaired or Nortel Networks property with an equivalent value asset.
“Reserved Assets” means all test fixtures, functional test equipment, and system test equipment unique to NNL as well as those assets included in the Subject Assets as defined in the Asset Purchase Agreement and which may be repurchased by Nortel Networks from Flextronics pursuant to the provisions of Section 18 of this Agreement.
“SC Material” or “SC” means components or services sourced under a contract or other commercial relationship with Flextronics and Flextronics retains sourcing control.
“Service Blanket Order” means an Order which does not set forth a delivery date, Shipping Date and/or specific quantities.
“Shared Services Agreement” means the Shared Services Agreement between NNL and Flextronics as provided in the Asset Purchase Agreement.
“Shipping Date” means the date when a Product shall be delivered to the carrier at the Shipping Location for shipment to the Delivery Location.
“Shipping Location(s)” means the location(s) as may be amended from time to time by the Parties, from which a Product shall be shipped by Flextronics.
“Specifications” means the documents referenced in Exhibit 8. These Specifications may be amended from time to time as mutually agreed by the Parties.
“Statement of Work” means the description of Repair Services attached hereto as Exhibits 1, 2 and 3.
“Subsidiary” means, with respect to any specified Person, means any corporation with respect to which the Person directly or indirectly owns more than fifty percent (50%) of the issued and outstanding equity securities or securities convertible into such securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors. With respect

Master Repair Services Agreement	Page 12

to the Parties, a specified Person shall be Nortel Networks Corporation and Flextronics International Ltd.
“System” means a Nortel Networks’ product comprised of various components and sub-assemblies and which incorporates one (1) or more Products.
“Term” means has the meaning set forth in Section 1.6.
“Trade-Marks” mean words, designs, shapes, configurations, guises or brands that serve as indications that the origin of Products is Nortel Networks and includes model numbers and product designations as used both internally and externally on the Products or in conjunction with their sale or other distribution.
“Virtual Systems House Agreement” or “VSHA” shall mean any Virtual Systems House Agreement agreed upon in writing between Nortel Networks and Flextronics, a form of which is attached to the MCMSA as Exhibit 2, which when executed, together with its Schedules, shall form part of the MCMSA.
“Year One” means the twelve months following the Commencement Date.
“Year Two” means the twelve months following the first anniversary of the Commencement Date.
“Year Three” means the twelve months following the second anniversary of the Commencement Date.
“Year Four” means the twelve months following the third anniversary of the Commencement Date.
SECTION 1
SCOPE OF THE RELATIONSHIP
1.1	Expectations
Nortel Networks and Flextronics will collaborate in the development and execution of strategic plans for support of Nortel Networks’ business strategy worldwide for Repair Services. Nortel Networks has designated Flextronics as a Strategic Supplier under Nortel Networks current Supplier Business Engagement Model.
1.2	Information Access
Flextronics will have access to the Nortel Networks Proprietary Information and NNL shall have access to Flextronics Proprietary Information as set forth in this Agreement. To enable

Master Repair Services Agreement	Page 13

Flextronics to perform the Repair Services NNL shall provide all mutually agreed to information related to those Repair Services.
1.3	Commitments and Obligations
Nortel Networks shall maintain a central Contact Center where Customers may request Repair Services. During the Term, and provided Flextronics is not in material breach of this Agreement, Nortel Networks agrees to purchase from Flextronics [•].
Flextronics agrees to perform Repair Services in respect of all Products received from Nortel Networks in accordance with the Statement of Work and the Nortel Networks workmanship standards and procedures as set out in the Specifications or any more stringent standard mutually agreed with Flextronics and indicated herein in writing. Flextronics shall perform the Repair Services solely for, either directly or on behalf of, Nortel Networks. Flextronics shall not perform services on Nortel Networks Products for third parties.
1.4	Competitiveness
If Flextronics fails to remain Competitive with its competitors with respect to the Repair Services, then Nortel Networks may source such Repair Service from another supplier. Notwithstanding the foregoing, Nortel Networks will not transfer the Repair Services if Flextronics becomes Competitive within forty-five (45) days from notification by Nortel Networks.
For the purposes of this Section, “Competitive” means terms and conditions taken as a whole that are at least as favorable to Nortel Networks as any “bona fide benchmarking” exercise or bona fide quote from a third party considering price, product quality, lead times, local content, delivery, warranty, technical support, Inventory ownership, payment terms, assumption of overhead, logistics, and other criteria identified by Nortel Networks in writing to Flextronics. A “bona fide benchmarking exercise” shall be considered to be one performed by an independent recognized benchmarking firm which is (i) selected by Nortel Networks from those companies which are regularly engaged in the industry related to the Repair Services, (ii) is not a Competitor of Flextronics and (iii) which has executed a non-disclosure agreement reasonably satisfactory to Flextronics. All fees and charges paid to such benchmarking firm shall be borne by Nortel Networks, and such fees and charges shall not be contingent upon reaching a conclusion favorable to Nortel Networks. Each party shall have the opportunity to advise the benchmarking firm of any information or factors that it deems relevant to the conduct of the benchmarking, with the intention of providing an “apples to apples” comparison, so long as such information is disclosed to the other Party. The benchmarking firm shall provide the written reports and the core data resulting from the benchmarking to both Nortel Networks and Flextronics, including the factors actually used to perform the benchmarking, data on participants and confidence factors related to the accuracy of the data and the benchmarking methodology. Flextronics will be entitled to challenge the accuracy of the results of the benchmarking exercise pursuant to the Dispute Resolution process in Exhibit 10.

Master Repair Services Agreement	Page 14

1.5	Structure of the Agreement
This Agreement sets out the terms and conditions of the relationship between NNL and Flextronics and the Repair Services to be performed by Flextronics pursuant to this Agreement and the terms of performance of such Repair Services by Flextronics. Each Order, or Service Blanket Order issued to Flextronics shall create rights and obligations between the Nortel Company which issues the Order and the Flextronics Subsidiary to which it is issued. An Order, or Service Blanket Order, shall bind solely the Nortel Company that issued it and the Flextronics Subsidiary to which it is issued, and neither NNL nor any other Nortel Company shall be liable for any Order or Service Blanket Order not issued by it.
This Agreement shall continue to apply to an Order issued during the Term until all obligations provided for in this Agreement are performed. Notwithstanding that an Order does not refer to this Agreement, any Order issued by a Nortel Company during the Term shall be deemed to have been issued pursuant to this Agreement unless the Parties expressly agree in writing to the contrary. In the event of any conflict or inconsistency between the terms of this Agreement and any other document ancillary or relating thereto, the following order of precedence shall apply, but only to the extent of an express conflict or inconsistency: (1) this Agreement, (2) Exhibits, (3) Order(s), and (4) Service Blanket Order(s).
1.6	Term
     This Agreement shall commence on the Effective Date and continue until terminated in accordance with this Agreement (the “Term”). For purposes of this Section, Section 10 and related Exhibits, Year One shall begin on the Commencement Date. Years Two, Three and Four shall begin on the respective anniversaries of such Commencement Date. Either Party may deliver a notice for termination for convenience to take effect [•] following such notice; provided however, that no such notice may be delivered before a date that is [•] before the fourth anniversary of the beginning of Year One.
SECTION 2
GOVERNANCE PROCESS
2.1	Transition Planning
The Parties will mutually agree to meet to discuss transition planning in respect of the Repair Services as frequently as is required. Such discussions shall consider the terms of any transition implementation plans developed by the Parties.
2.2	Strategic Governance
Nortel Networks and Flextronics shall meet quarterly at a management level to exchange and align business strategies around the following areas:

Master Repair Services Agreement	Page 15

(a)	Quarterly Business Reviews. The Parties shall conduct quarterly business reviews that are strategic and global in nature, to include but not limited to: consolidated global Report Card performance, total business and Nortel Networks business trends, key financial indicators, process improvements, significant technology trends and advancements, organizational alignments, and cost to market and time to market foot print and trends.
(b)	Cost Reduction Opportunities. The Parties shall discuss cost reduction opportunities, and Flextronics shall use its commercially reasonable efforts to identify such opportunities including savings in the areas of research and development, head count investment, risk, timeframe and materials.
(c)	Metrics and Report Card. The Parties shall use the performance indicators set forth in Section 9.1 and Exhibit 5 to establish the Report Card.
2.3	Operations Governance
Nortel Networks and Flextronics shall:
(a)	Dedicate business management teams to provide consistent and efficient responses to mutually agreed upon goals and requirements.
(b)	Create a process to communicate about and resolve issues promptly and to drive continuous improvement of the day-to-day operation.
(c)	Comply with all reporting and meeting requirements, including collecting and reporting scorecard metrics, as provided in this Agreement.
(d)	Upon reasonable prior notice, provide open book access for Nortel Networks at Flextronics’ premises to resources, documents, records, databases and any other information that is not in violation of any third party agreements of confidentiality and is directly relevant to Nortel Networks’ cost management, including but not limited to, information relating to the On-going Cost Reduction and continuous improvement, as more fully described in Section 10.3 and Exhibit 7. Each Party hereby covenants and agrees that it shall keep confidential all information gathered in the open book process, including not disclosing such information directly or indirectly to any competitor or supplier of the disclosing Party, all subject to the provisions of Section 22. Any breach of the preceding sentence shall be considered to be a material breach of this Agreement.
(e)	Review the total cost plan and provide the results of such review to Nortel Networks on a timely basis
2.4 Monthly Operations Reviews
Flextronics and Nortel Networks shall conduct monthly (or on a schedule as otherwise agreed) operations reviews of the business performance, processes and procedures of both Flextronics and Nortel Networks at the leadership category level with the intent to improve the overall supply chain performance.

Master Repair Services Agreement	Page 16

2.5	Resources for Repair Services Support
Throughout the term of this Agreement, Flextronics shall provide Repair Services in accordance with the terms of this Agreement. Flextronics will maintain available repair resources which may at Flextronics’ discretion be independent of manufacturing resources.
SECTION 3
ORDERS
3.1	Service Blanket Orders
Nortel Networks may issue Service Blanket Orders to Flextronics for Repair Services of Products. There shall be no minimum order quantity.
3.2	Acceptance of Orders
Nortel Networks or its designated Nortel Networks Supplier shall submit an Order to Flextronics and if the Order complies with the terms of this Agreement, Flextronics will acknowledge its acceptance of the Order issued by Nortel Networks or its designated Nortel Networks Supplier.
3.3.	Minimum Commitment
During the Term of this Agreement, Nortel Networks will source [•] of it’s spend on Repair Services with Flextronics (Minimum Commitment), excluding any adjustments to the Minimum Commitment as set forth in Section 3.3.1.
3.3.1	Adjustments to the Minimum Commitment

(A)	Out of Scope Activity

Flextronics acknowledges that the out of scope activity as defined in Exhibit 14 will not be part of the Minimum Commitment calculations.

(B)	Competitive Criteria

If Flextronics fails to remain Competitive with its competitors with respect to any Repair Service, then Nortel Networks may source such Repair Services from another supplier. Records of any such deductions from the Minimum Commitment will be made in writing and exchanged between the Parties for full verification and agreement each quarter. Notwithstanding the foregoing, Nortel Networks will not transfer Repair Service(s) if Flextronics becomes Competitive within forty-five (45) days from notification by Nortel Networks that Flextronics has failed to remain Competitive, as defined below.

For the purposes of this Section, “Competitive” shall have the same meaning as Section 1.4 of the Agreement

(C)	Performance Issues

Master Repair Services Agreement	Page 17

Nortel Networks may source its requirements for Repair Services from other suppliers, in the event that Flextronics is in breach of the breachable Report Card metrics as set out in Exhibit 5. These requirements will not be part of the Minimum Commitment calculations.
3.3.2 Remedy for Failure to Achieve Minimum Commitment
If Nortel Networks fails to meet the Minimum Commitment for any reason other than those set out in Section 3.3.1(A), (B) or (C) above, Nortel Networks shall compensate Flextronics for [•]. The Parties will negotiate such costs in good faith.
3.3.3	Forecast of Required Repair Services
If Nortel Networks provides Flextronics with a forecast or an estimate of Repair Services that it expects to order, whether set forth in this Agreement or otherwise, Flextronics acknowledges that Nortel Networks shall not be obligated to submit an Order for any portion of such forecast or estimate.
3.3.4	Forecast of Additional Required Repair Services
Should Flextronics require additional facilities from additional requirements which did not exist at the Effective Date, and provided that Nortel Networks approved Flextronics forecast or estimate, Nortel Networks shall be obliged to discharge the commercially reasonable costs that may arise owing to an underutilization of these additional facilities, additional Reserved Assets, any related additional severance costs, or other mutually agreed costs caused by the forecast or estimate of incremental Services.
3.4	Issuance of Orders Electronically
If Nortel Networks issues an Order electronically, such transaction shall be carried out in accordance with the provisions set forth in Exhibit 26 of the MCMSA.
SECTION 4
TRANSFER OF TITLE AND RISK OF LOSS
4.1	Transfer of Title and Risk of Loss
Class B orders will be shipped DDU (Delivered Duty Unpaid) from Flextronics’ Delivery Facility to a named destination within the same country, title shall pass to Nortel Networks upon delivery to the named destination. Class B orders will be shipped DDU (Delivered Duty Unpaid) from Flextronics’ Delivery Facility to a Nortel Networks or a Customer’s named destination in a different country, title shall pass to Nortel Networks immediately prior to importation into the country specified in the named destination.

Master Repair Services Agreement	Page 18

Class C Inventory returns will be shipped DDU (Delivered Duty Unpaid) from Nortel Networks or a Customer to Flextronics’ or Flextronics’ subcontractor’s premises and title shall pass to Flextronics upon delivery to the named destination.
Nortel Networks may make a written request that title and risk of loss to Class B orders or Class C Inventory pass to it at the points other than as outlined above. Upon mutual agreement, Flextronics will comply with such request provided that the revised transfer point is no later in the delivery process then the relevant points stated above.
For Class B orders and Class C Inventory returns that are shipped from Flextronics’ Delivery Facility to another Flextronics’ Facility/Subcontractor and/or repair vendor, title and risk of loss will remain with Flextronics. Unless otherwise covered in existing third party/vendor agreements, all shipping activities and costs are the responsibility of Flextronics.
SECTION 5
DELIVERY PROCESS
5.1 Repair and Delivery Period
Flextronics shall repair Products and deliver Repaired Products as set forth in the Statement of Work.
5.2 Packaging, Labelling and Trade-Marks
Products shall be packaged and labeled in accordance with Nortel Networks’ practices as more particularly set forth in Exhibit 2, the relevant Specifications, or as Nortel Networks may otherwise direct in writing, and consistent with the provisions of Section 21.5. Flextronics shall not otherwise apply to or display on the Products Flextronics’ trade-marks or other markings without the express written permission of Nortel Networks, which may be withheld in its absolute discretion. Flextronics shall use the Trade-Marks only to apply to Products on Nortel Networks’ behalf together with other legends, notices or markings as Nortel Networks may direct.
5.3 Management of Third Party Contracts
Flextronics shall be responsible for managing applicable third party vendors as set forth in Exhibit 1 in order to provide Repair Services under this Agreement.
5.3.1 Where Nortel Networks has financial obligations in connection with contracts or other agreements relating to assets, inventory, facilities or services to which Nortel Networks is a party for the performance of Repair Services contemplated under this Agreement with a third party and in the event that Flextronics pursuant to such contracts or other agreements becomes liable to discharge the financial obligations contained therein to any third party due to a mutual

Master Repair Services Agreement	Page 19

decision by the Parties to terminate the relevant contract or other documented agreement, then Nortel Networks shall have an obligation to pay Flextronics a sum equal to the financial obligation required to be discharged by Flextronics. Any sums due and not recovered under this Section may be recovered by Flextronics from Nortel Networks as a debt. The parties hereby intend that this obligation shall survive the termination of this Agreement and will remain in effect until fulfilled.
SECTION 6
MATERIALS MANAGEMENT PROCESS
6.1 Repair Facility Location
Flextronics shall repair each Product at the Site and/or on the repair line initially agreed to by Flextronics and Nortel Networks, and Flextronics shall not change such Site or repair line unless Nortel Networks consents in writing. Flextronics shall follow Nortel Networks’ qualification process as set out in Exhibit 3 of MCMSA. Where Flextronics proposes additional sites for Repair Services to be performed, Flextronics shall provide a complete qualification report. Nortel Networks shall provide its approval of the change within sixty (60) days of receiving a complete and satisfactory qualification report. If Nortel Networks fails to provide such approval within such time period, Flextronics will be relieved of its obligation to provide Incremental Cost Reduction (as defined in Section 10.4.1 below) related to such move for the period of default.
Flextronics agrees to support Nortel Networks’ customer needs by transferring the Repair Services to alternate Flextronics sites or providing an equivalent alternative solution to support such Nortel Networks customer in each region as requested, provided that Nortel Networks and Flextronics will discuss and agree upon the appropriate delivery terms.
At Nortel Networks’ request, Flextronics will evaluate setting up operations in another country or equivalent alternative solution, and each Party shall bear its respective reasonable costs of such evaluation. If Flextronics is unable or unwilling to meet such in-country or regional needs in a timely fashion, and provided Flextronics has been provided prior written notice of such in-country needs and a minimum of thirty (30) days to provide a plan in reasonable detail to meet such needs, including, without limitation, cost, quality and service, in a reasonable time frame as specified by Nortel Networks, Nortel Networks shall have the right to place such business with an alternative supplier in such new location. Any such sourcing changes shall not change NNL obligations with respect to the Minimum Commitment unless otherwise specified in Section 3.3.
6.2 Material and Supplier Management Services
Flextronics shall perform Material and Supplier Management Services and activities consistent with the Statement of Work and any other related services the Parties agree to perform. All materials required by Flextronics for the performance of Repair Services shall be purchased by Flextronics only from suppliers approved by Nortel Networks. Flextronics agrees that only

Master Repair Services Agreement	Page 20

materials approved by Nortel Networks and purchased from such approved suppliers shall be used for the performance of Repair Services.
Any alternative sources of supply shall be qualified and managed by Flextronics, subject to Nortel Networks’ approval. Flextronics may recycle various components as mutually agreed by the Parties.
6.3 Storing and Handling
Flextronics shall deal with all materials and Products in accordance with the storage and handling standards as set out in Exhibit 2.
SECTION 7
CHANGE MANAGEMENT
7.1 Joint Change Management Process
Either Party may propose in writing a change to the Repair or test procedure of any Product, pursuant to the procedures set out below:
     7.1.1 Flextronics Proposal
In the event Flextronics proposes in writing a change to the Repair or test procedure of any Product, Nortel Networks shall provide an acknowledgement in writing within ten (10) Business Days as to whether Flextronics is required to prepare and provide Nortel Networks with a Repair Change Impact Form. If Flextronics is required to prepare and provide Nortel Networks with a Repair Change Impact Form, Nortel Networks shall, upon receipt of such Repair Change Impact Form, promptly determine if it wants to go forward with the change. If Nortel Networks requires the change to be implemented, the Parties shall negotiate any open issues, including additional material or software liability that shall be identified on a revised Repair Change Impact Form, and set the implementation date. Flextronics shall fully implement the change and co-ordinate the activities of Flextronics’ sub-contractors, if necessary for such implementation. Nortel Networks shall pay no charges not specifically identified by Flextronics on the Repair Change Impact Form and agreed to by Nortel Networks. Flextronics and Nortel Networks shall each pay their own respective administration charges associated with the assessment and implementation of the change to the Repair or test procedure of a Product. In the event that Nortel Networks determines that it does not wish to proceed with a proposed change, Flextronics shall be entitled to invoke the Dispute Resolution Process in Exhibit 10.
7.1.2 Nortel Networks Proposal
In the event Nortel Networks proposes in writing a change to the Repair or test procedure of any Product, Flextronics shall, within ten (10) Business Days of receipt of Nortel Networks’ proposal, respond to such proposal with a Repair Change Impact Form. Upon receipt by Nortel Networks of the Repair Change Impact Form, Nortel Networks shall promptly determine if it wants to go forward with the change. If Nortel Networks

Master Repair Services Agreement	Page 21

requires the change to be implemented, the Parties shall negotiate any open issues, including additional material or software liability that shall be identified on a revised Repair Change Impact Form, and set the implementation date. Flextronics shall fully implement the change and co-ordinate the activities of Flextronics’ sub-contractors, if necessary for such implementation. Nortel Networks shall pay no charges not specifically identified by Flextronics on the original or the revised Repair Change Impact Form. Flextronics and Nortel Networks shall each pay their own respective administration charges associated with the assessment and implementation of the change to the Repair or test procedure of a Product.
7.2 Joint Product Change Management Process
In the event Nortel Networks has created an ECO for a Product, Nortel Networks shall provide Flextronics with a copy of the ECO and any other relevant information to enable Flextronics to determine the implications for the Repair of the applicable Products. If Flextronics considers such implications to be significant, Flextronics shall, within ten (10) Business Days of receipt of the ECO or any such other relevant information, respond to the ECO with a Repair Change Impact Form. Upon receipt of Flextronics’ Repair Change Impact Form, Nortel Networks shall promptly determine if it wants to go forward with the change. If Nortel Networks requires the ECO to be implemented, the Parties shall use commercially reasonable efforts to negotiate any open issues, including additional material or software liability and incremental costs identified and agreed upon on an implementation date. Flextronics shall fully implement the ECO and co-ordinate the activities of third party suppliers, if necessary for such implementation. Both parties have the right to invoke the Dispute Resolution Process. Flextronics and Nortel Networks shall each pay their own respective administration charges associated with ECO assessment.
7.3 New Product for Repair Introduction (NPRI)
Flextronics shall have a NPRI process and a transfer process for assuming responsibility for the Repair of a Product which (a) are aligned with the Nortel Networks’ NPRI process and transfer process; (b) which are common and consistent at all Repair Facilities; and (c) are acceptable to Nortel Networks. The parties shall be obliged to meet and negotiate in good faith a mutually acceptable agreement for the transfer of responsibility to Flextronics for the Repair of any new products.
Prior to the transfer of responsibility for the Repair of any new product to Flextronics hereunder, Flextronics shall demonstrate to Nortel Networks’ reasonable satisfaction that such transfer shall not negatively affect cost, quality, service or customer requirements. Without limiting the generality of the foregoing, with respect to the Repair of any products identified in any implementation plan relating to the Repair Facility, Flextronics shall meet all Nortel Networks requirements specified therein prior to the transfer of responsibility for the Repair of such products to Flextronics.

Master Repair Services Agreement	Page 22

7.4 New Capital Investments
If Nortel Networks agrees that Flextronics must invest in equipment in order to carry out a particular NPRI project, Nortel Networks shall reimburse Flextronics for such equipment expenditures, which are (i) necessary for the NPRI process, and (ii) pre-approved by Nortel Networks. Nortel Networks shall determine, in consultation with Flextronics, if the cost of this equipment is to be paid for by one of the following methods: (a) upfront at the start of the project, (b) amortized over a specific quantity of Product, (c) in agreed upon installation payments over a defined term or (d) built in the total cost of Product. Nortel Networks’ preference for the applicable method of payment for the equipment shall be set out in the project plan provided by Nortel Networks prior to start of the project. This project plan may include a mechanism to deal with any unamortized or un-recovered expenses incurred by Flextronics under scenarios (b) or (c) above. In the case of scenario (b) or (c), the calculation of the amortization costs will use the Carrying Charge as the cost of money over a three (3) year period. Unique equipment shall be deemed to be a Reserved Asset under this Agreement.
In the event that the Reserved Assets have not been fully funded for the applicable Product, within the agreed depreciation period, Nortel Networks will reimburse Flextronics on the anniversary of the Effective Date for the under-depreciated capital as described under scenario b), c) or d) above.
SECTION 8
INVENTORY MANAGEMENT
8.1 End-of-life Planning
From time to time, Nortel Networks may declare that a Product is to be manufacture discontinued, or Nortel Networks or a supplier may advise Flextronics that a material or component required for the Repair of a Product is to be manufacture discontinued. The Parties acknowledge that the Repair requirements for the applicable Product shall continue well beyond the date at which such Product, material or component is manufacture discontinued, and Flextronics shall provide Repair Services consistent with the terms of this agreement, including performance of all relevant test processes and securing material availability, for each Product. At least quarterly, Nortel Networks and Flextronics shall jointly meet to discuss actions involving Products which could be eliminated from the Repair operations.
8.2 Class B Inventory and Class C Inventory
Flextronics shall be responsible for maintaining appropriate levels of Class B Inventory in order to fulfil its obligations under this Agreement provided that Flextronics is able to obtain from Nortel Networks such volumes and types of Class C Inventory which shall be necessary in order to provide such Class B Inventory levels.
During the Term, Flextronics shall maintain the Class B Inventory, as determined on a PEC by PEC basis, at levels which do not exceed the greater of 5 units or 90 times the Daily Usage Rate, unless Flextronics inherited such excess Class B Inventory at the Effective Date or as otherwise mutually agreed by the Parties.

Master Repair Services Agreement	Page 23

Should there be insufficient Class B Inventory available to service a Customer order, it is expected that Flextronics will fast track a unit from Class C Inventory in order to meet the level of service criteria as shown in Exhibit 5. Should there not be enough Class C stock available to either service a customer order or a normal Class B Inventory restocking demand, then Flextronics shall inform the appropriate Nortel Networks representative as soon as is reasonably practicable. Provided that Flextronics has met it’s obligations in this Agreement for controlling, planning and securing Class C Inventory, Flextronics shall not be held accountable for those level of service misses caused by not having enough Class C Inventory. Flextronics shall not hold Nortel Networks financially accountable for any loss of repair revenues due to a lack of Class C Inventory. Should such event result in an A-B writedown, then Nortel Networks will be financially accountable for any A-B writedown costs.
Except as otherwise agreed in writing by Nortel Networks, all Class B Inventory and Class C Inventory acquired by Flextronics after the Effective Date shall be used by Flextronics exclusively for the satisfaction of any obligation it may have to provide Repair Services, directly or indirectly, to Nortel Networks under this Agreement.
If Flextronics decides to junk or dispose of Class C Inventory or Class B Inventory, Flextronics will, upon authorization by Nortel Networks, dispose of such Inventory free of processing charges to Flextronics utilizing Nortel Networks’ designated reclamation center.
8.3 Open Market Purchases
Flextronics shall seek prior written approval from Nortel Networks prior to obtaining any Class B Inventory or Class C Inventory from the open market.
8.4 Components
Flextronics shall perform, on an ongoing basis, all activities necessary to manage the supply of Repaired Products in accordance with the terms of this Agreement, such activities to include, but not be limited to, the following:
(a)	conduct and provide to Nortel Networks a summary and forecast of components that any supplier in the supply chain plans to discontinue;

(b)	identify, monitor and react to suppliers end-of-life notifications;

(c)	apply strategic technical analysis of the supply base to proactively warn of potential End-of-Life Inventory trouble areas by product family;

(d)	maintain and provide to Nortel Networks a consolidated list of components (including supplier part numbers) which are approaching end-of-life;

(e)	for components that have had last time buys performed, track and monitor Inventory on hand and projected use up dates with the goal of continuity of supply and be able to react accordingly if the use up date is advanced;

(f)	negotiate with supply base to maintain supply until an alternative solution can be achieved;

(g)	if required by Nortel Networks, research, review and recommend to Nortel Networks for approval (including business case, detailed cost analysis, design

Master Repair Services Agreement	Page 24

plans, last time buy quantity required, qualification and verification plans, scope of intellectual property risk known to Flextronics and the basis of Flextronics’ knowledge) of the best alternative available, such as, perform last time buy, component substitutions, component packaging foot print changes, elimination of the component by incorporating function into another component, specification relaxation to eliminate the need for the component. In this regard, Nortel Networks will provide Flextronics with parameters concerning its forecasted demand for the Product through the Products end-of-life, including, without limitation, the estimated sell-off period and aggregate quantity required and anticipated Product mix (the “End of Life Parameters”). Flextronics shall be entitled to rely on such End of Life Parameters in conducting its analysis;

(h)	where last-time buy plan is approved by Nortel Networks, Flextronics shall perform the activities set out in this Section 8.4 including executing the last-time buy and such Inventory will be considered End-of-Life Inventory.
8.5 Purges
Flextronics shall be responsible to keep Class B Inventory at or above the baseline shippable release levels (“Baseline”). Upon either party determining that such Inventory is not at Baseline, Flextronics shall bring Inventory to Baseline provided that there is a viable upgrade path. Flextronics shall propose via the process outlined in Section 7.2, and Nortel Networks shall pay, for those commercially reasonable costs provided that Nortel Networks has approved those charges, and provided that Flextronics has used commercially reasonable planning practices within its control. Upon agreement that a Purge needs to be performed, Flextronics will use commercially reasonable efforts to Purge the Inventory within 15 days.
8.6 Support of Nortel Networks Remanufacturing Activities
From time to time, Nortel Networks may need to utilize Class C Inventory or purchase Class B Inventory in order to satisfy Nortel Networks or Nortel Networks’ third parties obligations for remanufacturing activities. Upon request by Nortel, Flextronics shall use commercially reasonable efforts to sell such Inventory and notify Nortel Networks of any potential negative impact on service level agreement deliverables or commercially reasonable costs.
8.7 Excess Inventory
Nortel Networks shall have no obligation or liability to Flextronics with respect to excess and obsolete Inventory, other than as set out herein.
For every Product sold to Nortel Networks, Flextronics shall be permitted to charge Nortel Networks an uplift percentage applicable on the Product Price. The Parties will agree to the percentage uplift prior to the Effective Date. The Parties understand that the uplift factor(s) during Year 1 will be greater than for subsequent years due to the purchase of one year’s inventory at the Effective Date by Flextronics. After the first anniversary of the Effective Date, the uplift factor will reflect only the on-going events beyond Flextronics’ control. The Parties agree that the uplift percentage will be reviewed six (6) months after the Effective Date and

Master Repair Services Agreement	Page 25

annually on the anniversary of the Effective Date. In conjunction with each uplift factor review, Flextronics will perform an E & O calculation based on one year’s historical demand, NPI forecast, and known events. During such reviews, the Parties may mutually agree to adjust the uplift percentage. For any increase of the uplift percentage, Flextronics must demonstrate to Nortel Networks that such adjustment is material (greater than 2% of total Inventory) and the result of an act or event outside Flextronics’ control.
The table below provides an example of how the uplift percentage shall be applied.

	Uplift Amount
		Units Sold		Year 1			Units Sold		Year 2
	Current	to Nortel	Amount	Uplift %	Uplift	Current	to Nortel	Amount	Uplift %	Uplift
Product	Price	During year	Sold	Factor	Amount	Price	During year	Sold	Factor	Amount

aaaaaaaa	$1,000	400	$400,000	1.0%	4000	$990	400	$396,000	1.0%	3960

bbbbbbb	$400	98	$39,200	1.0%	392	$360	50	$18,000	1.0%	180

ccccccc	$136	4000	$544,000	1.0%	5440	$122	3800	$463,600	1.0%	4636

ddddd	$300	35	$10,500	1.0%	105	$270	30	$8,100	1.0%	81
					9,937					8857

					Two yr sum		18794
On an annual basis, Nortel Networks and Flextronics shall perform the calculations as shown in the examples above and project the uplift percentage required for the following year. In the event that the accumulated uplift fund is greater than the excess Inventory requirements, Flextronics shall agree to reduce the uplift factor to an agreed upon factor for on-going operations under Flextronics control.
Thirty days prior to the Effective Date both Parties will jointly meet and agree on the percentage to be used as an uplift factor. Considerations in determining the uplift factor will include analyzing Nortel Networks historical E & O requirements and determining whether these factors are applicable to the inventory model which Flextronics will be operating under after the Effective Date.
8.8 Consigned Inventory
On the Effective Date, Nortel Networks will sell twelve (12) months demand of Class B Inventory on a PEC code by PEC code basis to Flextronics. All other transferred inventory will be held by Flextronics as Consigned Inventory.
With respect to Consigned Inventory:

Master Repair Services Agreement	Page 26

(a)	Unless Nortel Networks otherwise directs, Flextronics shall hold such inventory on behalf of and, in the ordinary course of business, [•];

(b)	Flextronics shall keep and care for such Consigned Inventory with the same standard of care as if it were part of the Inventory, including the obligation to hold at Flextronics’ risk and to insure against loss. However, no such Consigned Inventory shall be, nor be deemed to be, a part of the Inventory;

(c)	Flextronics shall repurchase all suitable Consigned Inventory from Nortel Networks prior to repairing Class C Inventory;

(d)	When Flextronics is required to acquire Consignment Inventory, Flextronics will acquire the lesser of all Consigned Inventory or 30 times the Daily Usage Rate.

(e)	Flextronics shall make such purchase at the then current Price unless otherwise agreed by the Parties. Flextronics shall make payment to Nortel Networks for such purchases within forty (40) days thereof;

(f)	In the event Flextronics does not repurchase Consigned Inventory in accordance with the foregoing, Nortel Networks shall be deemed to have sold such Inventory to Flextronics and Flextronics will immediately credit Nortel Networks with the amount attributable to such deemed repurchase;

(g)	Flextronics will be responsible for normal cycle count adjustments for Consigned Inventory. [•]; and

(h)	If Nortel Networks requires Flextronics to increase the level of Consigned Inventory above the level as of the Effective Date, the Parties will mutually agree if an adjustment is required to the Price.
8.9 Order of Inventory Usage
Flextronics shall utilize inventory in the following order:
1. Flextronics Day 1 Inventory
2. Flextronics Zero Cost E & O Inventory (if applicable)
3. Consigned Inventory
4. Class C Inventory repaired and converted to Class B
8.10 A-B Writedowns
On a regular basis Flextronics will be responsible for acquiring additional Inventory to maintain appropriate levels of safety stocks in order to perform the Repair Services under this Agreement. Such acquisitions may be made from reliable secondary market sources approved by Nortel Networks, third party manufacturers, Flextronics’ manufacturing facilities or any other Nortel Networks qualified sources.
Approximately fifteen days prior to the beginning of a quarter, Flextronics will review the requirements for inventory replenishment as referenced in Exhibit 4 and shall request written approval from Nortel Networks prior to acquiring the Inventory. Provided that Flextronics

Master Repair Services Agreement	Page 27

remains within the approved quarterly budget, Flextronics shall have the flexibility to respond to demand changes to the approved plan for the quarter, provided that Flextronics demonstrates that the deviation was necessary and Flextronics submits to Nortel Networks a monthly summary of status against the plan. Payment will only be made against authorized purchase orders.
The Parties will be responsible for payment to replenish Inventory as follows:
Flextronics Responsibility:
a)	The Inventory was lost beyond the threshold as specified in Section 8.9 of this Agreement.

b)	Shortages are caused by Flextronics internal repair process(es) non-performance.
Joint Responsibility:
a)	Provided Nortel Networks has received notice, and Flextronics has used commercially reasonable efforts to mitigate the issue, Flextronics will not be responsible for shortages resulting from the non-performance of third-party suppliers under Nortel Networks control and Flextronics management.

b)	Flextronics will be responsible for A-B writedowns if the scrap rate on the part exceeds the Minimum Performance level as set forth in Exhibit 5 for reasons other than Customer damage. Nortel Networks is responsible for A-B writedown costs resulting from Freight Damage, issues arising from ECO implementations beyond Flextronics control, mutually agreed EOL scrapping, failure analysis authorized by Nortel Networks or other Nortel Networks authorized scrap activities.

c)	Flextronics will be responsible for A-B writedowns that result from shortages caused by a GCIP processing delay within Flextronics control as agreed in Exhibit 5. Nortel Networks will be responsible for all other A-B writedowns relating to GCIP delays. Nortel Networks reserves the right to approve all related A-B writedowns.
NNL Responsibility:
a)	New Product Introduction

b)	Last Time Buys

c)	Material On Loan

d)	Quality

e)	Return rates

f)	Retrofits

g)	Manufacturing Discontinued Products

h)	Remanufacturing
8.11 Tracking of Inventory Furnished by Nortel Networks
Flextronics shall maintain appropriate tracking and recording procedures to mitigate against loss of Inventory and Consigned Inventory owned by Nortel Networks. In addition to periodic cycle

Master Repair Services Agreement	Page 28

counts, Flextronics shall perform an annual physical inventory. These records shall be made available upon request to Nortel Networks and it may, at its discretion, perform a physical audit. Should an audit or physical inventory indicate, in respect of any Inventory or Consigned Inventory location, that a loss or shrinkage in excess of 0.5% of the aggregate units owned by Nortel Networks has occurred; Flextronics will be responsible for either the Book Value of such property or replacement of such property, at Nortel Networks’ reasonable discretion.
SECTION 9
QUALITY
9.1 Metrics, Report Card and Liquidated Damages
9.1.1 Report Card
Flextronics shall complete report cards, which shall be used as a method to measure against the goals of quality, service and cost and shall deliver such report cards to Nortel Networks on a monthly basis coinciding with the monthly reviews provided for in Section 2.4. The metrics used to derive the report card scores and the formats for the report cards shall be as set out in Exhibit 5.
For each Metric, there will be two performance criteria: “Minimum Performance” and “Continuous Improvement”. Minimum Performance criteria will be used to measure whether the process is in control and meeting the minimum performance expectations. Continuous Improvement criteria will be used to assess improvement of the average performance of the applicable process and reduction of process variations.
The “Minimum Performance Baseline” and “Continuous Improvement Baseline” will be established for each breachable metrics as follows, unless otherwise mutually agreed.
(a)	an operational definition of each metric will be outlined in Exhibit 5,

(b)	Minimum Performance Baseline:
(i)	Initial Minimum Performance Baseline will be:

Historical data from the [•] prior to the Effective Date will be used to calculate the average performance and standard deviation. In the event that [•] of historical data is not available, Flextronics will measure the metric for [•] before establishing the average and standard deviation. The calculation will be done at the Product Family level.
1.	For a process that should be maximized (where a higher metric value is better), the [•].

2.	For a process that should be minimized, (where a lower metric value is better), the [•].
(ii)	The Minimum Performance Baseline will be reviewed and adjusted each calendar year as follows;
1.	For a process that should be maximized, the [•] will be the Minimum Performance Baseline. However, this adjustment will

Master Repair Services Agreement	Page 29

not be lower than the Initial Minimum Performance Baseline established at the date of each Product transfer or any Minimum Performance Baseline in following years, which ever is better.

2.	For a process that should be minimized, the [•] will be the Minimum Performance Baseline. However, this adjustment will not be higher than the Initial Minimum Performance Baseline established at the date of each Product transfer or any Minimum Performance Baseline in following years, which ever is better.
(c)	Continuous Improvement Baseline:
(i)	The initial Continuous Improvement Baseline will be the [•] prior to the Effective Date. In the event that [•] of historical data is not available, Flextronics will measure the metric for [•] before establishing the average and standard deviation. The calculation will be done at the Product Family level.

(ii)	The Continuous Improvement Baseline will be reviewed and adjusted each calendar year as follows;
1.	For a process that should be maximized, the [•] will be the Continuous Improvement Baseline. However, this adjustment will not be lower than the Initial Continuous Improvement Baseline established at the date of each Product transfer or any Continuous Improvement Baseline in following years, which ever is better.

2.	For a process that should be minimized, the [•] will be the Continuous Improvement Baseline. However, this adjustment will not be higher than the Initial Continuous Improvement Baseline established at the date of each Product transfer or any Continuous Improvement Baseline in following years, which ever is better.
9.1.2 Liquidated Damages for Failure to Meet Metrics
The Parties acknowledge that the failure of Flextronics to obtain performance results better than or equal to the metric target for RDOA and On-Time Delivery elements on the report card with respect to any Product Family as a result of any act or omission within Flextronics’ Control and Responsibility, for [•] (measured as the weighted average of the scorecards for each of those months), shall entitle Nortel Networks to receive the applicable liquidated damages as set out in the table below.
The assessment of liquidated damages shall be limited to one assessment per [•]. In instances where Nortel Networks is entitled to receive damages for more than one metric, a single assessment (being the largest of the applicable assessments) shall apply. Liquidated damages shall be assessed as follows:
For the period of 0-4 months after the Effective Date, no liquidated damages shall be assessed for any Product.
For the period of 5-8 months after the Effective Date, liquidated damages shall be assessed as follows:

Master Repair Services Agreement	Page 30

		After 2 consecutive	After 3 or more
	After 1 month	months	consecutive months
Performance between Target and Passing	[•]	[•]	[•]
Performance below Passing	[•]	[•]	[•]
After [•] from the Effective Date, liquidated damage shall be assessed as follows:

		After 2 consecutive	After 3 or more
	After 1 month	months	consecutive months
Performance between Target and Passing	[•]	[•]	[•]
Performance below Passing	[•]	[•]	[•]

*	Flextronics’ revenue for the affected Product Family, as measured in the aggregate on the relevant Report Card.
Payments for liquidated damages shall be made 40 days from the date Nortel Networks has documented the claim and the Parties have agreed on the amount to be assessed.
9.1.3 Pass-through of Liquidated Damages from Customers
In the event Flextronics fails to meet its obligations for a specific order, and as a result Nortel Networks is required to pay liquidated damages to its Customer, Nortel Networks shall be entitled to receive from Flextronics an amount representing [•] imposed on Nortel Networks by the Customer.
In the event that Flextronics is required to pay liquidated damages under this Section 9.1.3, the order(s) against which damages were assessed shall not be used in the calculation of whether Flextronics has met a relevant metric under Section 9.1.2.
9.1.4 Termination for Breach of Metrics
The failure of Flextronics to obtain performance results better than or equal to the passing grade for those breachable metrics identified in Exhibit 5 for each element on the report card with respect to any Product Family as a result of any act or omission within Flextronics’ Control and Responsibility, for [•] (measured as the weighted average of the scorecards for each of those [•]), constitutes a material breach of Flextronics’ obligations under this Agreement with respect to that Product Family. If Nortel Networks does not exercise its right to terminate for such breach, any applicable liquidated damages owing pursuant to Section 9.1.2 will be paid by Flextronics for each successive month that Flextronics fails to obtain metric target as set out herein. If Nortel Networks does

Master Repair Services Agreement	Page 31

exercise its right to terminate for such breach, Flextronics’ liability for any damages Nortel Networks may have suffered due to the breach shall be reduced by the amount of liquidated damages already paid. If Flextronics disputes whether there has been a material breach for purposes of this Section 9.1.4, then such dispute will be submitted to the Dispute Resolution Process in Section 26 prior to Nortel Networks exercise of its termination rights or Flextronics obligation to pay any liquidated damages.
9.1.5 Transition Performance Period
Nortel Networks acknowledges that Flextronics’ ability to perform its obligations at the Effective Date under the attached Exhibits is dependent upon Flextronics ability to engage certain Nortel Networks current internal/external suppliers to continue to perform the Repair Services defined in this Agreement at the metric levels required in Exhibit 5. In addition, Flextronics’ ability to perform its obligations at the Effective Date is dependent upon Nortel Networks timely transfer of the necessary Nortel Networks’ equipment, information, processes and personnel, to satisfy the requirements set forth in Exhibits 2 and 3.
Nortel Networks agrees to provide all reasonable assistance to Flextronics including the assignment of certain agreements and as appropriate the facilitation of discussions with other third parties that Flextronics desires to engage, to assist Flextronics in gaining the capability to deliver the Repair Services in accordance with the stipulated service levels.
Except where indicated in the relevant Statement of Work, Flextronics shall be obligated to deliver all of the Repair Services as of the Effective Date, provided however that during the four (4) month period after the Effective Date, Nortel Networks shall not use any breachable metric measured during this four (4) month period to terminate this Agreement pursuant to Section 9.1.4 of this Agreement for Breach of Metrics unless the breach of the performance metric is solely attributable to an action of Flextronics.
To the extent that during this four (4) month period Flextronics is able to demonstrate that any of the service levels were not achieved prior to the Effective Date, then Flextronics shall be excused from achieving the service level. In this circumstance, the Parties agree to meet and negotiate in good faith a timeline for achieving the service level including any associated cost issues and to amend the relevant Exhibit(s) to reflect the agreed resolution.
If subsequent to the agreed timeline to achieve the required service level, Flextronics still cannot achieve the required service level then, notwithstanding the commitments and obligations in Section 3.3 of this Agreement, Nortel Networks shall be permitted to arrange for the Repair Services from another service provider or provide the Repair Service itself until Flextronics is able to reasonably demonstrate that Flextronics can achieve the required service level.

Master Repair Services Agreement	Page 32

9.2 Industry Standards
If in existence on the Effective Date, Flextronics agrees to maintain the industry standards set out below. If Nortel Networks requires Flextronics to implement an industry standard not certified on the Effective Date, Flextronics will pursue such standard, subject to the mutual agreement of the Parties on the associated costs.
(a) ISO 14001 and ISO 9001 compliance at Delivery Facilities;
(b) applicable TL9000 requirements requested by Nortel Networks;
(c) effective assessments and corrective/preventive actions in respect of processes;
(d) effective assessments and corrective/preventive actions in respect of quality audits;
(e) senior management reviews are undertaken to discuss quality across all processes.
9.3 Source Inspection
Nortel Networks may perform source inspections of parts, assemblies or processes at a Flextronics supplier or subcontractor facility whenever Nortel Networks decides it is necessary. The source inspection shall be conducted during normal business hours and with reasonable prior written notice to Flextronics.
9.4 Repair Quality
(a)	Flextronics shall maintain a level of quality with respect to workmanship, testing and packaging processes that shall limit RDOA occurrences as specified in Exhibit 5, measured on a monthly basis. Flextronics will provide to Nortel Networks a weekly pareto of RDOA occurrences and for the top three (3) issues Flextronics will provide to Nortel Networks (a) a root cause analysis, (b) an action plan detailing corrective actions required and (c) the action register showing the status of the action plan. At its discretion, Nortel Networks may participate in the development of these action plans.

(b)	For each Repair Facility, Flextronics will develop a quality performance program no less stringent than the standards currently in place, or as may be updated from time to time, in the relevant repair facility of Nortel Networks. Flextronics’ compliance with these standards will be measured monthly pursuant to Exhibit 5.

(c)	Nortel may notify Flextronics in writing if Flextronics has failed to meet the requirements set forth in either subsection (a) or (b) above. If during the Term, NNL so notifies Flextronics in each of three (3) consecutive months, Flextronics shall be deemed to be in material breach of this Agreement. If Flextronics disputes whether there has been a material breach for the purposes of this Section 9.4 then Flextronics shall be entitled to invoke the Dispute Resolution Process in Exhibit 10.

Master Repair Services Agreement	Page 33

SECTION 10
REPAIR COST MANAGEMENT PROCESS
10.1	Prices for Repair Services
10.1.1 Repair Services Prices
The initial Prices for Repair Services specific to each Product shall be as set out in Exhibit 6 and periodically updated as set out in Exhibit 7. The Parties agree that Prices for Repair Services will not be greater after the Effective Date than before provided that there are no new material services or capabilities required by Nortel Networks.
10.1.2 Logistics Services
The Prices for Logistics Services are set forth in Exhibit 6.
10.1.3 Pricing and Scope
The Scope of Work broadly defines the activities performed by Nortel Networks prior to the Effective Date with respect to the Transitioned Business. The Parties agree that the Prices set forth in this Agreement include all such activities.
10.1.4 Day One Pricing
The Parties agree that the Price for Repair Services, on the Effective Date, will not be greater than the cost incurred by Nortel Networks for such Repair Services on the day before the Effective Date. In addition, the Price for Repair Services on the day after Flextronics assumes responsibility of such Repair Services from third party suppliers [•]. These Prices are set out in Exhibit 6. Thereafter, Nortel Networks and Flextronics will set Prices on an annual basis, using the process described in Exhibit 7, incorporating the ICR and OCR into the committed Price for the forward four quarters.
In order to establish Prices as of the Effective Date, Nortel Networks shall provide sufficient information to support current Prices as at such date. This process is set forth in Exhibit 15. Flextronics will determine by the end of four (4) months after the Effective Date whether it is satisfied that the resources and cost responsibilities, as transferred, are accurately reflected in the Prices as provided by Nortel Networks. If Flextronics is not so satisfied, it will notify Nortel Networks and present reasonable evidence to support this determination. If Nortel Networks accepts this determination, the Parties will mutually agree on restated Prices for the applicable Repair Services, which shall be retroactive to the first invoice. If Nortel Networks does not accept this determination, the Parties shall follow the Dispute Resolution Process. Upon acceptance or other resolution of the revised Pricing, the Party which either overpaid or overcharged will pay the other Party the difference between the amounts originally invoiced and the revised Prices forty (40) days after receipt of invoice.
10.2	Payment, Taxes and Duties
10.2.1 Invoices

Master Repair Services Agreement	Page 34

Each invoice shall be rendered against the relevant Order. On each invoice submitted to Nortel Networks, Flextronics shall reference the number of the Order(s) issued for the Repair Services covered by such invoice. Any taxes not included in the Price but which are to be paid by Nortel Networks and collected by Flextronics and remitted to the applicable taxing authority, shall be itemized on the invoice except as is required by law to be included in the Price; if Flextronics is unable to itemize such amounts attributable to Repair Services listed on any invoice and does not include such amounts on the invoice, Flextronics shall invoice the applicable Nortel Company as soon as practicable the amount attributable to such charges for such invoices issued during the preceding calendar month and provide to Nortel Networks a reconciliation to each such invoice. Flextronics agrees not to assess any applicable excise tax, sales tax, goods and services tax, value added or similar taxes where Nortel Networks furnishes Flextronics a tax exemption certificate, a certificate of authority, a direct pay permit and/or any equivalent acceptable to the applicable taxing authority. Nortel Networks shall withhold any applicable withholding tax from payments made to Flextronics pursuant to this Agreement. To assist Flextronics in obtaining any tax credits for the amounts withheld, Nortel Networks shall promptly provide Flextronics with such evidence as may be reasonably required by the applicable taxing authorities to establish that such withholding tax has been paid.
10.2.2 Payment
Payment shall be made net [•] after the date of the applicable invoice. [•]. Nortel Networks may deduct any undisputed credit due and owing it, upon approval of Flextronics. Payment shall be made in U.S. dollars, unless otherwise agreed upon in the appropriate Virtual Systems House Agreement or otherwise between the Parties. If payment is made in currency other than U.S. dollars, the Parties shall use the Currency Conversion factor except as otherwise set out in the appropriate Virtual Systems House Agreement to calculate payment. Nortel Networks shall pay by wire transfer in the jurisdictions where this is possible.
[•].
Nortel Networks shall identify any dispute with respect to an invoice within thirty (30) days of its receipt of such invoice.
[•].
Flextronics reserves the right to make emergency surcharges (ie fuel, security) to recover commercially reasonable costs associated with temporary or industry wide situations which could not be reasonably anticipated at the commencement of this Agreement. Nortel Networks will receive thirty (30) days written notice of any emergency surcharges. Surcharges will be reviewed between Nortel Networks and Flextronics every thirty (30) days from the time that the initial notice period was served until the time at which the temporary surcharges are removed. All surcharges will be temporary, and will

Master Repair Services Agreement	Page 35

apply in addition to negotiated rates and will be separately identified. Flextronics will attempt to mitigate these costs wherever possible.
10.3 Ongoing Cost Reduction
“Ongoing Cost Reduction” or “OCR” means the universe of cost reductions minus the “Incremental Cost Reductions” or “ICR” (as defined in Section 11.9.1 of the MCMSA). The parties acknowledge that they have arrived at the concepts of OCR and ICR by assigning cost reductions that Nortel Networks generally would have been able to achieve through its own efforts, and/or through Nortel Networks existing supply chain, had it retained the Transferred Business to the OCR category and cost reduction that Nortel Networks generally would not have been thus able to achieve to the ICR category. Flextronics commits to the cost reduction to the Prices as set out in Exhibit 6 of the MRSA. The implementation is set out in Exhibit 7 of the MRSA. Nortel Networks is responsible for generating the plan for the OCR for Year One. OCR cannot be used to fulfill the Committed ICR %.
If Flextronics achieves more than the quarterly take-down in any given quarter, it is not obligated to pass through the cost reduction in the current quarter, or the quarter following, but will provide 100% of the reduction in the current quarter plus two. The implementation of this method would be the 1st day of the quarter following the full quarter of share. The Parties will enter into a supplement to the Joint CR Commit and Pricing Agreement (as defined in Exhibit 17-1 of the MCMSA) to reflect this incremental cost reduction.
10.4 Incremental Cost Reduction
Flextronics will use its cost management, cost to market sites, vertical integration, logistics, repair and design services capabilities to achieve additional cost reductions, which are incremental to the OCR. The process for measuring and implementing incremental cost reduction is set out in Exhibit 7.
Flextronics will use its materials management capabilities to leverage SC and NC spend, cost management, cost to market sites, vertical integration, logistics, repair and design services capabilities to achieve additional cost reductions, which are incremental to the OCR.
10.4.1 Definition of ICR
“Incremental Cost Reduction” or “ICR” means the list of cost reduction programs set forth in Exhibit 7. In addition, the Parties agree that any ICRs achieved by Flextronics consistent with the terms of Exhibit 7, during the time period between the Execution Date and the Commencement Date shall be credited towards Flextronics’ ICR Commitment.
10.4.2 ICR Commitment
Flextronics agrees that it will pass on to Nortel Networks ICR equal to a certain percentage of the total revenue received from purchases of Repair Services made by

Master Repair Services Agreement	Page 36

Nortel Networks (“Total Revenue”). This percentage is defined as the “Committed ICR %”. [•]. If the Total Revenue is reduced because Nortel Networks has not purchased Repair Services from Flextronics for any of the reasons set out in Section 3.3.1(B) or (C), the ICR to be delivered shall be calculated as if the Total Revenue had not been so reduced.
10.4.3 Implementation of ICR
Incremental Cost Reduction (ICR) will be reflected in the Product price using the Cost Plus, MPLP or PLP Process, as applicable, and not recovered as a lump sum payment (except in the case of a true-up). If, as determined in an annual true-up process, the annual guarantee is not achieved by means of the product pricing at the end of Years 2 and 3 respectively, Flextronics will pay Nortel Networks the amount of the shortfall as a lump-sum payment. The Baseline (as defined below) at the end of Years 2 and 3 will be set to include the guaranteed ICR; provided that the Baseline at the end of Year 3 will be for planning purposes only for Year 4 and prices for Year 4 will be set according to market conditions.
ICR is an “in-year” amount calculated by applying the Committed ICR % to the applicable year’s Total Revenue over a twelve month period. The “Baseline” is the Total Revenue determined by Supplier and Nortel Networks as of a certain date. The Year One Baseline will be the Total Revenue as of the Effective Date assuming that all Transferred Business has been transferred as of the Commencement Date. [•].
Cost reduction, including ICR, which exceed the agreed upon level will be subject to the cost sharing provisions set out in Exhibit 7 of the MRSA; provided, however, that Flextronics shall be entitled to retain 100% of any ICRs, which exceed the total in-year ICR Commitment applicable to Year 2. Any ICR achieved as of the end of Year 3 that is greater than the ICR Commitment will be treated as OCR.
10.4.4 Year 4 Cost Reduction
In Year 4 all cost reduction will be managed using the process in Exhibit 7 for OCR [•].
10.5 OCR Threshold Commitment
In the event that Flextronics considers that, due to any unforeseen event or condition beyond Flextronics’ control that the OCR commitment will be missed by a threshold of [•] or greater. Flextronics will present to Nortel Networks quantifiable information, including, third party benchmarking, to enable Nortel Networks to validate that the Annual Commitment and Product Prices are not achievable due to such conditions, the Parties will review the Annual Commitment and Product Price at the monthly Cost Review Meeting. Where Nortel Networks does so validate, then the Parties will agree to revise the Product Prices and Annual Commitment for the balance of the quarters remaining. Nortel Networks shall have fifteen (15) calendar days to notify Flextronics that it is either validating or rejecting Supplier’s request. If Nortel Networks

Master Repair Services Agreement	Page 37

fails to respond in such time, Flextronics will have the right to update the Exhibit 6 Pricing. The amount of this revision will reflect directly the validated number/percentage.
(Example: [•].)
SECTION 11
BUSINESS CONTINUITY
11.1 Business Continuity Planning
Flextronics shall maintain a business continuity plan for each Repair Facility to be put into effect if a Repair Facility becomes unable to provide Repair Services for any reason, including Force Majeure, for a period of more than five (5) days (“Business Continuity Plan”). Flextronics’ goal is to be able to continue to provide Repair Services in accordance with the time schedules required under this Agreement.
The Business Continuity Plan shall contain, at a minimum, (a) a risk assessment and business impact analysis, (b) a prevention/mitigation plan, and (c) a resumption of Repair Services plan, including a recovery/restoration plan. The preceding will cover, but not be limited to, provisions for documentation storage (product, process, fixture, tools), information systems technology redundancy, a demonstration of Flextronics’ capability to recover in an emergency if one of its own repair facilities or processes becomes unable to provide Repair Services and if one of its component suppliers or subcontractors experiences such an emergency.
At Nortel Networks’ request and at no additional charge to Nortel Networks, Flextronics will participate in any commercially reasonable tests implemented by Nortel Networks or discussions initiated by Nortel Networks for purposes of evaluating and coordinating and integrating the business continuity plans of its suppliers with Nortel Networks’ overall business continuity plan, in so much as current Repair Services and associated level of service metrics are not impacted by said test. As reasonably requested by Nortel Networks during the Term, Flextronics will adjust the Business Continuity Plan to better conform to and integrate with Nortel Networks’ business continuity plan, on terms to be mutually agreed to by the Parties.
Throughout the Term, Flextronics shall provide a copy of any changes in the Business Continuity Plan to NNL within ten (10) days of any such change. A period of Force Majeure or other event causing inability to provide Services shall be deemed to commence on the date that the event of Force Majeure or other such event first occurs.
NNL and Flextronics shall review Flextronics’ Business Continuity Plan annually.

Master Repair Services Agreement	Page 38

SECTION 12
WARRANTIES
12.1 Repair Services
Flextronics covenants and warrants that:
(i)	all Repair Services performed under this Agreement shall be performed in a competent, professional and timely manner in accordance with the standards generally accepted in the telecommunications industry and in accordance with the applicable Specifications and the terms of this Agreement;

(ii)	it shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform Repair Services;

(iii)	it shall provide the Repair Services using proven, current technology that will enable Customer to take advantage of technological advancements in the telecommunications industry;

(iv)	Repaired Products shall be free of defects in material controlled by Flextronics and workmanship during the Repair Warranty Period, such period to start upon shipment of the Repaired Product to Customer;

(v)	with the exception of those components recycled by Nortel Networks as of the Effective Date, only new and unused materials shall be used in the Repair Services, unless Nortel Networks, in its sole discretion, authorizes Flextronics to use certified equivalent to new materials for the repair of a specific Product;

(vi)	to the best of its knowledge, upon inquiry, it does not and will not employ or contract the services of (i) forced or prison labor or (ii) employees or contractors that are younger than the minimum age legally entitled to work in each applicable jurisdiction in which Repair Services are provided; and

(vii)	to the best of its knowledge, upon inquiry, no subcontractor of Flextronics employs or contracts, directly or indirectly, the services of (i) forced or prison labor or (ii) employees or contractors that are younger than the minimum age legally entitled to work in each applicable jurisdiction in which Repair Services are provided.
Nortel Networks represents and warrants that: (i) it has the right to enter into this Agreement, including the right to grant the license set forth in Section 13.1; (ii) no claim or action is pending or threatened against Nortel Networks or, to Nortel Networks knowledge as of the Effective Date, against any licensor or supplier of Nortel Networks that might, if adversely decided, adversely affect the ability of Flextronics to perform the Repair Services; (iii) it has all rights and powers necessary to perform its obligations under this Agreement; and (iv) this Agreement does not violate the terms of its agreements with any suppliers.

Master Repair Services Agreement	Page 39

Nortel Networks covenants and warrants that it will perform its obligations under this Agreement in a competent, professional and timely manner in accordance with the standards generally accepted in the telecommunications industry and the terms of this Agreement.
12.2 Return of Products under Warranty
Any Product for which Flextronics has performed Repair Services and which fails while under the Repair Warranty Period described in Section 12.1 may be returned to Flextronics and Flextronics shall replace or repair, as mutually agreed, and bring to current baseline these Products at the agreed to costs in Exhibit 6 (inclusive of upgrade costs unless otherwise defined in Exhibit 6). During the Repair Warranty Period, in those instances where the Product is diagnosed as No Trouble Found (“NTF”), Flextronics shall also bring the Product to current baseline. If Products require repair during the Repair Warranty Period due to reasons outside of Flextronics’ control such as customer abuse, NTF, planned retrofits, destructive failure analysis authorized by Nortel Networks, or freight damage, then Flextronics shall be entitled to charge the appropriate rate for such services.
NORTEL NETWORKS’ SOLE AND EXCLUSIVE REMEDY AND FLEXTRONICS’ ENTIRE LIABILITY FOR BREACH OF WARRANTY IN RESPECT OF SECTIONS 12.1(iv) AND 12.1(v) SHALL BE AS SET FORTH IN SECTIONS 12.2 AND 12.3 AND SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 15 BELOW. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT BUT SUBJECT TO SECTION 14 AND TO THE EXTENT PERMITTED BY LAW, THE FOREGOING IS FLEXTRONICS’ SOLE WARRANTY WITH RESPECT TO THE REPAIRED PRODUCTS AND FLEXTRONICS HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
12.3 Epidemic Failure
12.3.1 Procedure for Epidemic Failure
If a Repaired Product shows evidence of an Epidemic Condition, each Party shall notify the other Party within two (2) Business Days of becoming aware of such Epidemic Condition. Upon notification to Flextronics of the Epidemic Condition, Nortel Networks shall have the right, pending correction of the Epidemic Condition as provided herein, to postpone further shipments of such Repaired Product evidencing the Epidemic Condition, by giving notice of such postponement to Flextronics. Until such Epidemic Condition is corrected, Flextronics shall negotiate a remedy in good faith within a commercially reasonable period of time with Nortel Networks which may include acquiring Class A material in order to fulfill it’s obligations under this Agreement provided that such Epidemic Condition has been caused solely by Flextronics or Flextronics’ suppliers.
12.3.2 Remedies for Epidemic Condition
Nortel Networks shall pay the costs of implementing the remedy on Repaired Products to the extent that the Epidemic Condition results from Flextronics’ compliance with the

Master Repair Services Agreement	Page 40

Specifications. Flextronics shall bear all reasonable costs of implementing the remedy to the extent the Epidemic Condition arose from Flextronics’ non-conformance with the Specifications, defects in SC Material, or defects in workmanship or manufacturing processes. The Parties shall use reasonable efforts to minimize the costs associated with the recovery plan without compromising NNL’s ability to aggressively respond to Customer needs.
Subject to the foregoing, Flextronics shall:
(a)	Incorporate the remedy in the affected Repaired Products in accordance with Nortel Networks’ ECO procedures;

(b)	Subsequently ship only Repaired Products incorporating the required modification correcting the Epidemic Condition;

(c)	Rework, repair and/or replace any Repaired Product at no cost to Nortel Networks, that shows evidence of the Epidemic Condition; and

(d)	At Nortel Networks’ option, reimburse Nortel Networks for all costs associated with the repair or replacement of Repaired Products for Nortel Networks.
Flextronics’ obligations for Epidemic Condition relating to a Repaired Product unit shall continue for [•] after the shipment of such Repaired Product.
The foregoing provisions shall survive termination and expiry of this Agreement.
SECTION 13
INTELLECTUAL PROPERTY RIGHTS AND LICENSES
13.1 License to Nortel Company Proprietary Information Granted
Flextronics shall have the right and Nortel Networks hereby grants to Flextronics, to the extent of its legal right to do so, a world-wide, non-exclusive, non-transferable, royalty-free license to use Nortel Company Proprietary Information communicated to Flextronics by Nortel Networks as appropriate for provision of the Repair Services in question solely for internal use for the purpose of performing the Repair Services hereunder in connection with Repaired Products. Nortel Networks shall retain exclusive rights and title to all Nortel Company Proprietary Information provided hereunder. This license is non-transferable, may be used only in connection with the performance of Repair Services by Flextronics for Nortel Networks under this Agreement, and shall expire on the date on which Flextronics obligations to support the repair Product or to perform Repair Services terminate under this Agreement.

Master Repair Services Agreement	Page 41

13.2 Limitations on Grant of License
Except as expressly stated herein, nothing in this Agreement shall be deemed to grant, either directly or indirectly by implication, estoppel or otherwise, any licenses to Flextronics of Nortel Company Proprietary Information or any Trade-Marks, and Flextronics acknowledges that Nortel Networks shall retain exclusive right and title to the foregoing.
13.3 Flextronics Inventions
Flextronics Inventions, including Flextronics Inventions relating solely to a repair process not specific to the repair of a Product, shall be the property of Flextronics. Flextronics shall and does hereby grant Nortel Networks, subject to fulfillment of its payment obligation, a limited, irrevocable, world-wide, non-exclusive, royalty-free license, but not as a standalone license, solely to make or have made and use such Flextronics Invention and Nortel Networks shall have the right to sub-license such rights to Nortel Networks Suppliers for the purpose of repairing Products. Nortel Networks shall be fully responsible for any damages accrued to Flextronics arising out of any third party’s violation of the scope of the license granted hereunder.
13.4 Specifications and Deliverables Owned by NNL
The Specifications and all deliverables resulting from the Repair Services shall be the property of Nortel Networks. Flextronics agrees not to offer or provide the Specifications or deliverables to any third parties without Nortel Networks’ prior written consent, which shall not be unreasonably withheld.
13.5 Flextronics Retains Ownership of Flextronics Proprietary Information
Flextronics shall retain exclusive right, title, and interest to all Flextronics Proprietary Information; and provided, that Nortel Networks has fulfilled its payment obligations, Flextronics will grant NNL a limited, world-wide, non-exclusive, and royalty-free license, but not as a stand-alone license, solely to make or have made, use, and sell any Flextronics Proprietary Information incorporated into the Products or used in the repair of the Products and provided that Nortel Networks shall have the right to sub-license such rights to Nortel Networks Suppliers for the purpose of repairing Products.
13.6 Assignment of Inventions Agreements with Employees
In respect of any inventions which are specific and related to the repair of Nortel Networks’ Products, Flextronics shall have agreements with its employees, consultants, agents or representatives (individually “Counter-Party”), in which each such Counter-Party shall agree in writing that any and all inventions, discoveries, developments, modifications, procedures, ideas, innovations, systems, Programs, know-how or designs developed by any such Counter-Party during the term of its relationship with Flextronics, shall be the property of Flextronics. Furthermore, such agreement between any such Counter-Party and Flextronics shall contain usual clauses including an undertaking by such Counter-Party to execute applications for patents, copyrights, industrial designs, mask work rights, integrated circuit topographies and other registerable intellectual property rights thereon to the extent so requested by Flextronics and/or to assign the same to Flextronics.

Master Repair Services Agreement	Page 42

SECTION 14
INDEMNIFICATION
14.1 Intellectual Property Indemnification
14.1.1 By NNL
Except as otherwise provided in this Section 14, Nortel Networks shall, at its expense and at Flextronics’ request, indemnify and defend Flextronics against any claim or action brought against Flextronics by a third party to the extent that such claim is based on an assertion that Flextronics’ activities as part of the Repair Services infringe, directly as a result of Flextronics’ compliance with the Specifications or directions by Nortel Networks to Flextronics relating to a Product for use under this Agreement, any patent, copyright or trademark, or violates any trade secret or other proprietary right of a third party. Nortel Networks shall pay any pre-judgment and pre-settlement costs as wells as any resulting costs and damages finally awarded against Flextronics or agreed to in any settlement, and Flextronics’ reasonable attorneys’ or patent agent’s or other expert’s fees incurred in connection therewith, provided that (i) Flextronics promptly notifies Nortel Networks in writing of any such claim, (ii) Nortel Networks has sole control of the defense and all related settlement negotiations, and (iii) Flextronics reasonably cooperates, at Nortel Networks’ cost, in the defense and furnishes all related evidence under its control.
Notwithstanding the foregoing, Nortel Networks shall have no liability under Section 14.1 to the extent the alleged infringement or violation:
(a)	arises from Flextronics’ modification or alteration of the information supplied by Nortel Networks relating to a Product or the Specifications, and such modification or alteration is not authorized by Nortel Networks;

(b)	arises from any method or process used in or practiced as a part of the Repair Services provided by Flextronics under this Agreement (unless such method or process was specifically requested by Nortel Networks); or

(c)	arises from any Repair Services provided by Flextronics under this Agreement (unless the method or process of providing such Service was specifically requested by Nortel Networks).

Master Repair Services Agreement	Page 43

14.1.2 By Flextronics
Flextronics shall, at its expense and at Nortel Networks’ request, indemnify and defend all Nortel Companies against any claim or action brought against any Nortel Company by a third party to the extent that such claim is based on an assertion that any method or process used or practiced by Flextronics in or during the provision of any Service provided by Flextronics under this Agreement infringes any patent, copyright or trademark, or violates any trade secret or other proprietary right of a third party, unless such method or process was specifically requested by Nortel Networks [•].
In any such case Flextronics shall pay any pre-judgment and pre-settlement costs as well as any resulting costs and damages finally awarded against Nortel Networks or agreed to in any settlement, and Nortel Networks’ reasonable attorneys’ or patent agent’s or other expert’s fees incurred in connection therewith, provided that (a) Nortel Networks promptly notifies Flextronics in writing of any such claim, (b) Flextronics has sole control of the defense and all related settlement negotiations, and (c) Nortel Networks reasonably cooperates, at Flextronics’ cost, in the defense and furnishes all related evidence under its control.
Notwithstanding the foregoing, Flextronics shall have no liability under Section 14.1 to the extent the alleged infringement or violation:
(a)	arises from Nortel Networks’ modification or alteration of the information supplied by Flextronics relating to the Repair Services, and such modification or alteration is not authorized by Flextronics;

(b)	would not have arisen but for the combination of the information provided by Flextronics or other result of such method or process or Service provided by Flextronics with any other product or technology not supplied by Flextronics, or not authorized by Flextronics.
14.1.3 Measures to Safeguard NNL against Liability
If, as a result of a claim described in 14.1.2 above, the continued use by Flextronics of any method or process used in or practices as part of the Repair Services or the continued use of any intellectual property component of the Repair Services, an injunction is obtained against the sale or distribution of any Repaired Product or the continued use of such method or process or intellectual property component, or if either Party reasonably determines on the advice of counsel that there is a likelihood of such continued use exposing either Party to material liability, Flextronics shall forthwith at its option and expense, unless such element, method or process was specifically requested by Nortel Networks, use its reasonable efforts to either:
(a)	procure the right to continue using such process or method or intellectual property component, to continue selling the Products or to continue providing such Repair Services; or

Master Repair Services Agreement	Page 44

(b)	modify the process or method, intellectual property component, or Repair Services, so that the provision of Repair Services, as applicable, no longer infringes.
THE FOREGOING SECTION 14.1 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS HELD BY THIRD PARTIES.
14.2 Other Indemnification
14.2.1 By Flextronics
With respect to matters not covered in Section 14.1, Flextronics shall indemnify and hold Nortel Networks, its customers, distributors and their employees, harmless from any losses, damages, liabilities and costs including reasonable attorney’s fees arising from any injury or death to persons or loss of or damage to property to the extent caused by any method or process used in the performance of Repair Services, and, any defect or deficiency including any defect or deficiency in any parts or components used in the Repair process, or Flextronics’ negligence or willful misconduct.
14.2.2 By Nortel Networks
With respect to matters not covered in Section 14.1 or 14.2.1, Nortel Networks shall indemnify and hold Flextronics, its customers, distributors and their employees, harmless from any losses, damages, liabilities and costs including reasonable attorney’s fees arising from any injury or death to persons or loss of or damage to property to the extent caused by Nortel Networks’ negligence or willful misconduct.
SECTION 15
LIMITATION OF LIABILITY
NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT EXCEPT FOR THE PARTIES’ OBLIGATIONS UNDER SECTION 14 AND A BREACH OF THE OBLIGATIONS IN SECTIONS 12.3, AND 22, TO THE MAXIMUM EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, CONTRACT, OR OTHERWISE, SHALL ONE PARTY BE LIABLE TO THE SECOND PARTY OR ANY OTHER PERSON FOR ANY LOSS OF PROFIT OR ANY INDIRECT, SPECIAL, INCIDENTAL, RELIANCE OR CONSEQUENTIAL DAMAGES, EVEN IF THE FIRST PARTY SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS AGREEMENT SHALL ACT TO RESTRICT OR EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF ANY PARTY. FOR PURPOSES OF CLARITY, THE PARTIES AGREE THAT THE PAYMENT OF PERFORMANCE LIQUIDATED DAMAGES, CUSTOMER PASS-THROUGH LIQUIDATED DAMAGES AND REVENUE SHORTFALL LIQUIDATED DAMAGES SHALL NOT BE RESTRICTED OR EXCLUDED BY THIS LIMITATION OF LIABILITY.

Master Repair Services Agreement	Page 45

SECTION 16
COMMUNICATION AND INFORMATION TRANSFER
16.1 Access to Nortel Networks Computer Systems by Flextronics
Flextronics shall limit access and use of any Nortel Networks computer systems solely to the supply of Products and/or Repair Services and shall not access or attempt to access any intranet, computer systems, files, software or services other than those required for the supply of Products and/or Repair Services. Flextronics shall limit such access to those employees with an express requirement to have such access in connection with supply of Products and/or Repair Services, and shall strictly follow all security rules and procedures of Nortel Networks for restricting access to its computer systems. All user identification numbers and passwords disclosed to Flextronics and any information obtained by Flextronics as a result of Flextronics’ access to, and use of Nortel Networks’ computer systems shall be deemed to be, and treated as, Nortel Company Proprietary Information in accordance with the provisions set forth in Section 22, with the same degree of care as such Flextronics uses for its own information of a similar nature, but in no event a lower standard than a reasonable standard of care. Flextronics shall cooperate in the investigation of any apparent unauthorized access to any Nortel Networks computer system. The requirements of this Section shall apply equally to any access and use by Flextronics of any Nortel Networks intranet, electronic mail system, of any Nortel Networks’ electronic switched network, either directly or via a direct inward service access (DISA) feature or of any other property, equipment or service of Nortel Networks.
16.2 Flextronics Compatibility with Nortel Networks Computer Systems
Flextronics shall use and maintain business systems capable of interfacing with Nortel Networks’ business systems in such a way that meets the Nortel Networks definition of managed access for electronic information exchange as set out in Exhibit 26 of the MCMSA. Information to be exchanged as of the Effective Date, as applicable, may include: on time shipment, on line work-in-process status, Product Quality status, shipment notification, and Product design information.
Nortel Networks will assist Flextronics with the integration of Flextronics’ information technology systems with the Nortel Networks systems, as further set out in Exhibit 26 to the MCMSA.
Flextronics and Nortel Networks shall each take necessary precautions to put in place contingency plans adequate to safeguard data and enable ongoing operations in the event of a systems outage.

Master Repair Services Agreement	Page 46

16.3 Information Technology Services
Flextronics shall be responsible for providing the information technology services as set out in Exhibit 26 of the MCMSA.
SECTION 17
EQUIPMENT FURNISHED BY NORTEL NETWORKS
17.1 Title to Equipment Furnished by Nortel Networks
Any equipment loaned by Nortel Networks in connection with the Repair Services described in the Statement of Work, with or without charge to Flextronics, shall be deemed bailed to Flextronics, and title thereto shall at all times remain with Nortel Networks. Upon the earlier of such Nortel Networks request therefore or the completion of the Repair Services, Flextronics shall return, at a commercially reasonable expense and risk borne by Nortel Networks, all such equipment in the same condition as they were when furnished to Flextronics, reasonable wear and tear excepted. Flextronics shall provide Nortel Networks a list of all such equipment in Flextronics’ possession on a quarterly basis.
17.2 Risk, Insurance and Maintenance of Equipment Furnished by Nortel Networks
All Nortel Networks equipment in Flextronics’ custody or control shall be held at Flextronics’ risk and be kept insured by Flextronics at Flextronics’ expense in an amount no less than the replacement cost with loss payable to the supplying Nortel Company. Flextronics shall use such equipment solely in the performance of its obligations hereunder and with the consent of Nortel Networks Flextronics may use such equipment for other tasks. Upon the expiration or termination of this Agreement, or upon the written request of Nortel Networks at any time, Flextronics shall deliver such equipment to the supplying Nortel Company in the same condition as originally received by Flextronics, reasonable wear and tear excepted. The supplying Nortel Company shall have the right, at all reasonable times, upon prior request, to enter Flextronics’ premises to inspect any and all of its equipment and any equipment or goods manufactured, developed or created with the aid of its equipment.
SECTION 18
RESERVED ASSETS
From time to time Nortel Networks may convey or otherwise transfer Reserved Assets in connection with this Agreement and, in such event; the provisions of Exhibit 13 shall apply.

Master Repair Services Agreement	Page 47

SECTION 19
LEGAL AND REGULATORY COMPLIANCE
Flextronics shall at no additional charge to Nortel Networks, comply with and obtain all licenses and permits necessary to repair Products and provide Repair Services in accordance with this Agreement and, for Products in respect of which Flextronics provides Logistics pursuant to Exhibit 2, Flextronics covenants and agrees that each Repaired Product shall, with respect to the repair, conform with, all applicable laws, governmental orders and regulations in effect in all countries to which such Repaired Product is shipped and any other relevant international agreements relating to the Products Each Party shall provide all information under its control, which is necessary or useful to obtain any export, or import license or document required to ship or receive product, including but not limited to, U.S. Customs Certificates of Delivery, Affidavits or Origin and U.S. Federal Communications Commission Identifier, if applicable.
SECTION 20
INTERNATIONAL TRADE
20.1 Exports
In addition to the requirements of Exhibit 2, each Party agrees that it shall not knowingly (i) export or re-export, tangible or intangible, any technical data (as defined by the U.S. Export Administration Regulations or any other jurisdiction with import or export restrictions), including software received from the other under this Agreement or (ii) export or re-export, tangibly or intangibly, any direct product of such technical data, including software, to any destination to which such export or re-export is restricted or prohibited by U.S. or applicable non-U.S. law without obtaining prior authorization from the U.S. Department of Commerce and/or other competent government authorities to the extent required by those laws. In addition, each Party agrees to comply with all the requirements of the Export and Import Permits Act (Canada) all export control laws and regulations of the exporting country, and any other applicable legislation throughout the world. As it is relevant to all outstanding shipments, this clause shall survive termination or cancellation of this Agreement.
20.2 Customs Invoice
Unless otherwise set forth in this Agreement, Flextronics shall produce customs invoices and country of origin documents for all shipments crossing international borders which comply with all laws, treaties and regulations of both the exporting country and the importing country. If a Product is repaired in more than one country, then to the extent required by applicable laws, the different countries of origin must be identified on the customs invoices, along with the related quantities/serial numbers of such Materials. If any upgrade of Products to the most recent revision level in accordance with this Agreement is performed, the applicable fee for this upgrade must be included on the customs invoice, or, if such upgrade is performed at no charge to Nortel Networks, the value of such upgrade shall be so indicated. Flextronics shall be solely responsible for all fines, penalties and costs resulting from any customs invoice, document, or declaration not being so compliant unless such non-compliance is solely the result of an action or omission of Nortel Networks in which case, Nortel Networks shall be responsible for the fine, penalty and costs or its proportionate share of that fine and/or penalty and cost. Any cost related to Value Added Tax, duties and fines will be charged to Nortel Networks at Flextronics cost with no markup. All customs invoices must indicate whether or not any Assists were provided and the value of said Assists.

Master Repair Services Agreement	Page 48

20.3 Duty Drawback and Minimization
In the countries where Nortel Networks maintains a duty drawback program, Flextronics shall provide Nortel Networks with a quarterly report of part numbers and import duties paid or refunded (at entry and through subsequent adjustment) on behalf of Nortel Networks for all deliveries in country and for which Nortel Networks may become a subsequent exporter entitled to duty drawback. Flextronics shall provide a duty drawback waiver on the appropriate form for duty paid on any materials imported by Flextronics and used or consumed in the manufacture of Products supplied to Nortel Networks. Nortel Networks shall provide guidelines to Flextronics with respect to the data required to be provided by Flextronics.
In the countries in which Nortel Networks does not currently maintain a duty drawback program, the Parties shall work together with a view to implementing a similar duty drawback program as soon as practicable and as mutually deemed required.
When Nortel Networks determines that duties warrant a drawback claim, Flextronics shall provide all necessary and relevant data and/or documentation and shall cooperate with Nortel Networks in pursuing the claim. Flextronics will cooperate with Nortel Networks in any audit relating to this Section. Similarly, when Flextronics determines that duties warrant a drawback claim, Nortel Networks shall provide all necessary and relevant data and/or documentation and shall cooperate with Flextronics in pursuing the claim. In either case, the costs of preparing and filing the drawback claim will be borne by the parties in proportion to their relative drawback benefits and Nortel Networks will cooperate with Flextronics in any audit relating to this Section.
Flextronics will utilize duty minimization programs such as inward and outward processing relief, ATA Carnets (An international customs document that permits duty-free and tax-free temporary import of goods for up to one year), and temporary imports to mitigate duty costs to Nortel Networks. Duty minimization programs will be reviewed and agreed by both parties. Flextronics shall not be required to pursue a specific duty minimization program if that program is unlikely to yield savings greater than the cost of implementing it.
SECTION 21
ENVIRONMENTAL POLICIES
21.1 ISO 14001
Flextronics agrees to maintain ISO 14001 registration for those Repair Facilities so registered as of the Effective Date and to obtain such registration within [•] of the Effective Date for those Repair Facilities not so registered as of the Effective Date.
21.2 Corporate Policy

Master Repair Services Agreement	Page 49

Within [•] of the Effective Date, Flextronics shall produce for Nortel Networks’ review and approval its corporate-wide Environmental Policy.
21.3 VOC Free and Lead-Free Technology
Where applicable, Flextronics shall use VOC-free technology in the provision of Repair Services.
Except in the circumstances where exemptions allowing the use of lead shall apply under applicable law, Flextronics agrees to have fully qualified and be ready to deploy lead-free technology in the Repair Facilities by [•]. Such implementation shall include lead-free components to the extent required in a Virtual Systems House Agreement or in the relevant bill of material. The Parties acknowledge the required use of lead-free components may involve different components and costs attributable to these different components in the Price, and the Parties will allocate such costs to Nortel Networks unless otherwise agreed. Nortel Networks and Flextronics agree to address jointly any problems of supply.
If Flextronics can demonstrate that compliance with any VOC-free or lead-free requirements will result in change to costs or delay in delivery, the Parties will agree on appropriate changes to the Price or delivery schedule, only to the extent such costs or delays are directly related to the provision of Repair Services. Flextronics acknowledges that changes to VOC-free and lead-free requirements may result in decreases or increases to costs and that it will bring any such change to Nortel Networks’ attention. Nortel Networks shall be responsible for those associated costs that result from Flextronics bringing operations in legacy Repair Facilities into initial compliance with regulations regarding lead and VOC-free technology.
21.4 European Union (“EU”) Environmental Directives
21.4.1 Compliance
Flextronics will engage with Nortel Networks or its designate and mutually agree on the development and provision of a plan (the “Compliance Plan”) for the implementation and management of the WEEE (Waste Electrical and Electronic Equipment) Directive and the RoHS (Restriction of Hazardous Substances) Directive, as well as any other EU environmental directives that affect Products to be sold in the EU. Flextronics will provide the Compliance Plan to Nortel Networks for its approval, within 90 days on receipt of specific Nortel Networks requirements, which shall include at a minimum: a) overall objectives in regard to the directives, b) Specifications and other requirements that must be complied with, c) Products that are impacted, d) an outline of Flextronics’ and Nortel Networks responsibilities for achieving the foregoing objectives and requirements and (e) allocation of any applicable increase in Price to Nortel Networks unless otherwise agreed to by the Parties. Nortel Networks shall be responsible for those associated costs that result from Flextronics bringing operations in a legacy Repair Facilities into initial compliance with regulations regarding any applicable EU directives.

Master Repair Services Agreement	Page 50

Flextronics will provide Nortel Networks with any changes to the Compliance Plan within ten (10) days of the change coming into effect. Nortel Networks reserves the right to inspect Flextronics’ facilities to validate compliance with the EU directives.
To the extent Flextronics is responsible under the Compliance Plan, Flextronics must be able to demonstrate to Nortel Networks satisfaction by [•] that no hexavalent chromium, cadmium, mercury or polybrominated biphenyls (PBB)/polybrominated diphenyl ethers (PBDE) are present in Products to be sold in the EU. To the extent Nortel Networks is responsible under the Compliance Plan, Nortel must be able to demonstrate to Flextronics satisfaction by [•] that no hexavalent chromium, cadmium, mercury or polybrominated biphenyls (PBB)/polybrominated diphenyl ethers (PBDE) are present in Products to be sold in the EU. [•]. Nortel Networks and Flextronics agree to address jointly any problems of supply. If Flextronics can demonstrate that compliance with any EU directives will result in change to costs or delay in delivery, the Parties will agree on appropriate changes to the Price or delivery schedule, only to the extent such costs or delays are directly related to the provision of Repair Services. Flextronics acknowledges that changes to EU directives may result in decreases or increases to costs and that it will bring any such change to Nortel Networks attention.
21.4.2 Indemnification
[•].
21.5 Packaging Reusable and Recyclable
Flextronics shall use only packaging that complies with the Canadian Code of Preferred Packaging Practices and equivalent legislated requirements, as applicable. Flextronics shall strive to minimize all product packaging and to design packaging that delivers reusable/returnable packaging options or is constructed of recyclable materials.
21.6 INTENTIONALLY LEFT BLANK
21.7 Collaborate on Environmental Initiatives
Flextronics and Nortel Networks agree to collaborate in good faith on environmental initiatives aimed at addressing particular customer and market requirements.
21.8 Hazardous Materials
Flextronics shall supply to Nortel Networks a list of all components used in the Repair of a Product which are classified as toxic or hazardous under applicable laws and regulations, information on the safe handling of each Repaired Product and any pertinent information concerning any adverse effects on people or the environment that may result from use of,

Master Repair Services Agreement	Page 51

exposure to, or disposal of such Repaired Product. [•]. Nortel Networks shall cooperate with Flextronics to facilitate and minimize the damages, costs and expenses of any recall or prohibition against such use.

Master Repair Services Agreement	Page 52

SECTION 22
CONFIDENTIALITY AND PROPRIETARY INFORMATION
22.1 Restriction on Disclosure and Use of Confidential Information
Any Nortel Company Proprietary Information provided or made available by any Nortel Company to Flextronics and any Flextronics Proprietary Information provided or made available by Flextronics to Nortel Networks shall be deemed for the purposes of this Agreement to be “Confidential Information” of the person disclosing (“discloser”) such information to another person (“recipient”), except if such information disclosed to recipient is (a) in or becomes part of the public domain through no fault of recipient; (b) disclosed to recipient by a third party without breach of any obligation or other restriction; (c) known to recipient at the time of disclosure and has been so documented prior to receipt thereof; (d) independently developed by recipient without access to any information furnished to it by discloser and has been or is so documented; or (e) disclosed by recipient to the extent required to be disclosed pursuant to any applicable law or order, decree or directive of any competent judicial, legislative or regulatory body or authority, provided that the recipient shall have provided prior notice to discloser of such requirement and an opportunity for discloser to take action to contest or attempt to prohibit or limit such disclosure as permitted by law and such information shall continue to be Confidential Information for the purposes hereof to the extent disclosure is prohibited or limited by law. All Confidential Information shall be owned and remain the sole and exclusive property of discloser, and all rights to Confidential Information made available to recipient by discloser shall be held in trust by recipient for the exclusive benefit of discloser. All Confidential Information of discloser shall be held in confidence by recipient and, if in a form of any physical media of any kind, returned by recipient upon request of discloser. Recipient shall not (i) reproduce the Confidential Information of discloser without the written consent of discloser or (ii) use the Confidential Information for any purpose other than the performance by recipient of its obligations under this Agreement. Each Nortel Company and Flextronics shall cause each of their respective employees, consultants, agents and representatives who shall have access to Confidential Information to sign a written agreement setting forth confidentiality obligations of each such employee, consultant, agent and representative, substantially in the form of Exhibits 9-1 and 9-2, which are attached hereto and incorporated herein by reference. Flextronics shall be liable for and shall indemnify NNL and each Nortel Company, its officers, directors, employees, subcontractors, agents against any losses, claims, costs or expenses arising from the failure of Flextronics or its employees, consultants, agents and representatives against any losses, claims, costs or expenses arising from the failure of Flextronics or its employees, consultants, agents and representatives, for whatever reason, to execute the form of agreement set out in Exhibit 9 hereof or to comply with the terms thereof, and Nortel Networks shall be liable for and shall indemnify Flextronics, its officers, directors, employees, subcontractors, agents against any losses, claims, costs or expenses arising from the failure of each Nortel Network Company or NNL, its respective employees, consultants, agents and representatives for any corresponding failures by Nortel Company to Flextronics in respect of such obligations. Each Party acknowledges that monetary damages may not be adequate in the event of a default of this Section, and the discloser shall be entitled to injunctive or other affirmative relief and/or to give notice of default pursuant to this Agreement, or both.

Master Repair Services Agreement	Page 53

22.2 Publicity
Flextronics shall not in any advertising, sales promotion materials, press releases or any other publicity matters use the name “NORTEL NETWORKS”, “Northern Telecom”, “BNR”, “Bell-Northern Research”, “Nortel Networks Technology” or the name of any Affiliate, or any variation thereof or language from which the connection of said names may be implied, nor shall Flextronics disclose or advertise in any manner the nature of Products repaired or Repair Services which are part of the repair process or any order by Nortel Networks hereunder, or the fact that Flextronics has entered into this Agreement, unless Flextronics is otherwise required to make such disclosure under applicable law or Nortel Networks, in its sole discretion, grants Flextronics prior written permission to do so.
No Nortel Company shall in any advertising, sales promotion materials, press releases or any other publicity matters use the name “FLEXTRONICS CORPORATION”, “Flextronics”, or any variation thereof or language from which the connection of said names may be implied, nor shall any Nortel Company disclose or advertise in any manner the fact that Nortel Networks has entered into this Agreement, unless Nortel Networks is otherwise required to make such disclosure under applicable law or Flextronics, in its sole discretion, grants Nortel Networks prior written permission to do so.
SECTION 23
INSURANCE
23.1 General Liability Insurance
Flextronics shall maintain during the Term, with insurers with an A.M. Best rating of A- or better policies providing the following insurance coverage: 1) general umbrella liability insurance (including contractual and products liability ) with limits of either [•] combined single limit per occurrence for bodily injury and property damage or [•] bodily injury per occurrence and [•] property damage per occurrence, 2) workers’ compensation insurance and other employee insurance coverage required by law, and employer’s liability insurance with limits of [•] 3) owned or non-owned automobile liability with limits of [•] and 4) Errors & Omissions insurance with limits of not less than [•].
Nortel Networks shall maintain during the Term, insurance coverage: 1) general liability insurance (including contractual, products liability and broad form vendors’ endorsement) with limits of either [•] combined single limit per occurrence for bodily injury and property damage or [•] bodily injury per occurrence and [•] property damage per occurrence, 2) workers’ compensation insurance and other employee insurance coverage required by law, and employer’s liability insurance with limits of [•].

Master Repair Services Agreement	Page 54

Flextronics’ insurance shall be primary and non-contributory (except with respect of Errors & Omissions referred to in subparagraph 4) above, which may be primary and non-contributory as regards negligence or negligent acts, as applicable) with respect to any insurance that Nortel Networks may have and each applicable Nortel Company shall be named under Flextronics’ general liability insurance as an additional insured.
23.2 Property and Business Insurance
Flextronics shall provide evidence satisfactory to Nortel Networks that its property and business are adequately insured up to at least [•] against all risks of loss or damage, including business interruption, for at least the amount of the Maximum Foreseeable Loss as defined within the insurance industry.
23.3 Certificate of Insurance
Prior to the commencement of the Initial Term and upon demand of Nortel Networks thereafter, Flextronics shall furnish to Nortel Networks a certificate or certificates of insurance evidencing that all insurance required in this Section 23 is in effect. Flextronics will endeavor to provide at least 30 days notice of any change in insurance coverage which would impact compliance with the requirements of this Section 23.3. Flextronics shall in such event furnish a new certificate in the event of cancellation or expiration of any insurance evidencing that replacement coverage is in effect.
23.4 Business Continuity
Flextronics acknowledges that the existence, content and adequacy of its Business Continuity Plan shall be used by Nortel Networks as part of initial and ongoing assessment criteria for review of Flextronics’ overall performance under this Agreement. Flextronics shall maintain its property conservation program to address risks in its worldwide locations. Flextronics will share a description of this program with Nortel Networks, and shall provide Nortel Networks annually, or as requested upon reasonable notice, information related to property protection and insurer’s engineering recommendations for the locations relevant to the Repair Services. Nortel Networks and/or its insurance companies shall be allowed to inspect any Site at any time upon reasonable notice and during normal business hours and to recommend to Flextronics any appropriate protection improvements. Nortel Networks and Flextronics shall review any recommendations made as a result of such inspection and Flextronics shall implement any recommendations or alternative solutions which are mutually agreed.

Master Repair Services Agreement	Page 55

SECTION 24
EXPIRATION OR TERMINATION
24.1	Termination

(a)	In the event the MCMSA is terminated, the Parties agree to meet and consider the continuance of this Agreement on terms that are mutually acceptable. If the Parties are unable to agree, either Party has the right to terminate this Agreement.

(b)	In addition to any other right or remedy available to Nortel Networks or any Nortel Company under this Agreement or at law or in equity, if Flextronics breaches any material term of this Agreement or an Order and such breach is susceptible of cure but is not corrected within thirty (30) days after the delivery of written notice thereof by Nortel Networks to Flextronics or if Flextronics defaults in any payment to Nortel Networks and does not correct the default in payment issue within thirty (30) days after the date of notice of the breach to Flextronics NNL may terminate this Agreement and any Nortel Company may terminate any Order. For greater certainty, if any Service Blanket Order is terminated, all Orders relating thereto shall be deemed to be concurrently terminated. Notwithstanding the foregoing, (i) Nortel Networks and any Nortel Company shall have the same rights and remedies without the requirement to wait for thirty (30) days for cure if the breach by Flextronics relates to Nortel Company Proprietary Information under Section 13 or Section 22 hereof and such breach is not susceptible of cure; and (ii) Flextronics shall have the same rights and remedies without the requirement to wait for thirty (30) days for cure if the breach by any Nortel Company relates to Flextronics Company Proprietary Information under Section 13 or Section 22 hereof and such breach is not susceptible of cure.

(c)	Regardless of the excuse of Force Majeure, if a Party is not able to perform within ninety (90) days after such event which constitutes Force Majeure, the other Party may terminate this Agreement in accordance with this Section 24.1 provided such Party purporting to terminate is not otherwise in default of any of its material obligations under this Agreement. Termination of this Agreement shall not release or diminish any other obligations of any Party hereunder that exist as of the date of termination.

(d)	If Flextronics shall be declared insolvent or bankrupt, or if any assignment of its property shall be made for the benefit of creditors or otherwise, or if its interest herein shall be levied upon under execution or seized by virtue of any writ of any court, or if a petition for assignment for the benefit of creditor is filed in a court is filed by Flextronics to declare Flextronics bankrupt, or if a petition is filed by any person other than Flextronics in any court to declare Flextronics bankrupt which is not dismissed within sixty (60) days of the filing of such petition, or if a trustee in bankruptcy, receiver or receiver-manager or similar officer is appointed for or in respect of Flextronics or its assets, then NNL may terminate this Agreement and/or any Order at its option, and without charge, and shall thereupon be free from all liability and obligations thereunder except as specifically provided in Section 24.2(c), all subject to applicable bankruptcy and insolvency legislation which may otherwise provide. For greater certainty, if any Service Blanket Order is terminated, all Orders relating thereto shall be deemed to be concurrently terminated.

Master Repair Services Agreement	Page 56

(e)	Flextronics may terminate an Order only if the Nortel Company which issued the Order is in material breach of a term, including, without limitation, any payment obligation of this Agreement or an Order, and such breach has not been cured within thirty (30) days after the delivery of written notice thereof by Flextronics to Nortel Company defaulting in any payment to Flextronics and for any other breach within thirty (30) days after the date of Flextronics’ written notice thereof to the applicable Nortel Company in respect of the particular breach, provided that Flextronics has sent a copy of such notice to NNL. The failure of Nortel Networks to pay to Flextronics in a timely manner any moneys in dispute shall not constitute a material breach hereof.

(f)	The Parties agree that the provisions of Exhibit 11 shall apply with respect to those employees in the United Kingdom or European Union countries who were employed by Nortel Networks prior to the VSHA Effective Date applicable to Monkstown and Chateaudun System Houses, respectively, and were transferred to Flextronics pursuant to the Asset Purchase Agreement.

24.2	Effect of Expiration or Termination
Upon expiration or any termination of this Agreement by either Party:
(a)	Nortel Networks shall pay all applicable undisputed amounts or charges owed to Flextronics as provided in this Agreement. Either Party shall have the right with prior written notification and mutual agreement to set-off any such amounts or charges owed to the Party against any amounts owing to the other Party pursuant to this Agreement. If the aggregate amount owing by Nortel Networks to Flextronics is less than the aggregate amount owing by Flextronics to Nortel Networks, Flextronics shall pay such net amount owing to Nortel Networks promptly and in full within [•] of the date which is the earliest of expiry or termination, as the case may be.

(b)	So long as Nortel Networks has made all payments required pursuant to paragraph (a) above, Flextronics shall complete all partially completed Repair Services and deliver such Repaired Products in accordance with the terms of this Agreement that would have otherwise applied to such Repair Services. Provided Nortel Networks has made all payments required pursuant to paragraph (a) above, Flextronics shall deliver within three (3) weeks of the later of the date of expiry or termination or such payment, if required, to Nortel Networks all Products, Inventory, any Nortel Networks property described in Section 17, in exchange for payment by Nortel Networks of the Price for Products and Inventory.

(c)	The provisions of this Agreement relating to Warranties (Section 12), Equipment Furnished by Nortel Networks (Section 17), Reserved Assets (Section 18), Confidential and Proprietary Information (Section 22), Intellectual Property Rights (Section 13) except the license granted to Flextronics in Section 13.1, Indemnification (Section 14) and Audit (Section 27.4), shall remain in effect beyond any expiration or termination.

Master Repair Services Agreement	Page 57

(d)	Flextronics shall return all Nortel Company Proprietary Information and any Reserved Assets with respect to which Nortel Networks exercises its right to purchase pursuant to Section 6 of Exhibit 13 to the locations designated by Nortel Networks and under Nortel Networks’ supervision, either return, destroy or erase all copies of such Nortel Company Proprietary Information in the possession of Flextronics or any of its employees, consultants, agents or representatives, including copies on paper or other hard copy and copies on computer or other storage media, provided, however, that this provision shall not apply to any such Nortel Company Proprietary Information in respect of which Flextronics has a continuing license or obligation which survives the expiry or termination of this Agreement as expressly provided herein.

(e)	Nortel Networks shall return to the locations designated by Flextronics all Flextronics Proprietary Information under Flextronics’ supervision, either return, destroy or erase all copies of such Flextronics Proprietary Information in the possession of any Nortel Company or any of their respective employees, consultants, agents or representatives, including copies on paper or other hard copy and copies on computer or other storage media; provided, however, that this provision shall not apply to any such Flextronics Proprietary Information in respect of which Nortel Networks has a continuing license or obligation which survives the expiry or termination of this Agreement as expressly provided herein.

(f)	In the event that Nortel Networks exercises its right to terminate the purchase of any Repair Services pursuant to Section 3.3.1(B) and (C) or either Party exercises its right to terminate the purchase or supply of any Products for convenience upon 180 days notice pursuant to Section 1.6, and in addition to Flextronics’ obligations in this Section 24.2, Flextronics will (a) at the beginning of the notice period, put in place a dedicated transition team to manage the transfer of Repair Services back to Nortel Networks or to a third party (b) fulfill all obligations under this Agreement for the notice period at the same level required under this Agreement (c) upon reasonable prior notice, allow Nortel Networks and any third party designated by Nortel Networks access to Flextronics’ Sites and to data and information necessary for a successful transition, and (d) actively support the transition of Repair Services to Nortel Networks or a third party designated by Nortel Networks.

Upon termination, NNL shall have the obligation, to purchase any or all last time buy components at Flextronics’ acquisition cost as well as Class B Inventory at the current Price and Class C Inventory at zero cost.

(g)	At Nortel Networks option but subject to Flextronics’ agreement, Flextronics shall continue to perform any requested services for a period of time that continues beyond the expiration or termination of the Term, on terms and conditions to be mutually agreed upon.

Master Repair Services Agreement	Page 58

SECTION 25
TERMINATION ASSISTANCE
25.1 Termination Assistance Services
On notice from Nortel Networks to Flextronics after a determination that an expiration or termination of this Agreement will occur, Flextronics shall provide to Nortel Networks any and all termination services (collectively, the “Termination Assistance Services”) reasonably requested by Nortel Networks to facilitate the orderly transfer of responsibility for the Repair Services to Nortel Networks or its designee. The Termination Assistance Services may include:
(a)	cooperating with Nortel Networks in effecting the orderly Repair Services transfer to a third party or Repair Services resumption by Nortel Networks, provided that (i) such third parties comply with Flextronics’ security and confidentiality requirements, including executing a confidentiality agreement reasonably acceptable to Flextronics, and (ii) Flextronics shall not be required to disclose any of its Confidential Information or Flextronics Proprietary Information;

(b)	continuing to perform Repair Services until the effective date of expiration or termination of this Agreement (“Conclusion Date”); and

(c)	continuing to perform those Repair Services requested by Nortel Networks after the Conclusion Date.
25.2 Obligation to Provide Termination Services
Except as otherwise agreed within the scope of Termination Assistance Services, Flextronics will have no obligation to provide Repair Services or any part thereof after the Conclusion Date.
25.3 Termination Assistance Period
Flextronics shall provide the Termination Assistance Services, and Nortel Networks shall pay applicable fees for provision of Termination Assistance Services for a period of up to four (4) months after the Conclusion Date (“Termination Assistance Period”), at [•].
SECTION 26
DISPUTE RESOLUTION
26.1 Internal Dispute Resolution
Except as otherwise expressly provided in this Agreement, the Parties initially shall attempt to resolve all disputes, claims, questions or differences between the Parties with respect to the interpretation of any provision of this Agreement or with respect to the performance by Contractor or Customer of their respective obligations hereunder (a “Dispute”), informally in accordance with the dispute resolution procedure set forth in Exhibit 10.

Master Repair Services Agreement	Page 59

SECTION 27
GENERAL PROVISIONS
27.1 Access to Facilities
Nortel Networks shall have the right to review Flextronics’ facilities, operations, and procedures as they relate to the Repair Services, at any reasonable time with adequate prior notice for purposes of determining compliance with the requirements of this Agreement. From time to time a Customer may request the right to review Flextronics facilities and operations for the purpose of qualification. Flextronics shall permit such reviews with notice of five (5) Business Days, provided that Flextronics does not consider the Customer to be a competitor of Flextronics, and such Customer signs an acceptable non-disclosure agreement. Flextronics shall not grant access to those areas of its facilities where Repair Services are conducted to a Competitor of Nortel Networks without Nortel Networks’ express written permission.
27.2 Reporting
Flextronics shall provide Nortel Networks with the reports as set forth herein and in the Statement of Work or as mutually agreed by the parties consistent with the appropriate management of the Repair Services.
27.3 Documentation
Flextronics shall maintain documentation and information relating to the Repair Services and Specifications, and updates thereto consistent with industry best practices, but in no event less than [•].
27.4 Audits
27.4.1 Agreement Compliance
Upon Nortel Networks’ prior reasonable request and at Nortel Networks’ cost, Flextronics shall cooperate in the audit of its records in the manner set forth below, for the purpose of confirming compliance with this Agreement. Nortel Networks may retain the services of a major, independent accounting firm, other than the accounting firm(s) employed as primary outside auditors of Nortel Networks’ or Flextronics’ Parent (the “Accounting Firm”). In conducting any audit hereunder or in making a determination following such audit, the Accounting Firm shall be directed to take into consideration all relevant aspects of the matter being audited which may include, among other things, product scope, volume levels, product complexity, regulatory requirements and Material Overhead for comparative purposes.
The Accounting Firm shall be required to maintain in confidence and not disclose to Nortel Networks any and all Confidential Information concerning the business, affairs and products of Flextronics that it may learn in the course of conducting its inspections, except to the extent that it discovers information indicating that Flextronics has violated its obligations under this Agreement; provided that in no event shall the Accounting Firm

Master Repair Services Agreement	Page 60

make disclosure to Nortel Networks of information relating to any customer of Flextronics. Flextronics agrees to permit the Accounting Firm to inspect any of Flextronics’ facilities where Flextronics’ records are located or stored, and to fully cooperate with such audits including, without limitation, giving the Accounting Firm full access to all such facilities and all records, documents, and personnel related to the Products. Nortel Networks shall give reasonable notice to Flextronics of its desire to conduct such an audit. Audits shall occur during normal business hours and, except when Nortel Networks in its sole discretion believes a violation of this Agreement has occurred, shall occur not more often than once in any twelve (12) month period.
[•]
27.4.2 Control & Security Compliance
Upon five (5) Business Days notice to Flextronics and during normal business hours, Nortel Networks shall be permitted to audit, inspect and/or verify relevant Flextronics’ operations and other areas of service to confirm that (i) Flextronics is maintaining controls and security measures specific to Flextronics’ fulfillment of its obligations to Nortel Networks pursuant to this Agreement (ii) billings to Nortel Networks are correct, (iii) reports relating to Flextronics’ performance are complete and accurate, (iv) records relating to consigned inventory are accurate, complete, valid and appropriately valued, and (v) proof of shipping are accurate, complete and valid (‘Inspections’). Nortel Networks shall clearly state the nature of the Inspection being requested.
Such Inspections shall be limited to information that relates directly to Flextronics’ fulfillment of its obligations pursuant to this Agreement. Nortel Networks may conduct Inspections itself or with the assistance of a third party organization acceptable to Flextronics, provided that the third party organization executes a confidentiality agreement reasonably acceptable to Flextronics, at Nortel Networks expense, as appropriate. Inspections may be made as frequently as Nortel Networks reasonably deems appropriate.
Flextronics will provide to Nortel Networks and its respective auditors (including internal audit staff), inspectors, regulators, consultants and other representatives (collectively ‘Inspectors’) as Nortel Networks may from time to time designate in writing, reasonable access to, without limitation: (i) Flextronics’ facilities where the services and/or operations are being performed; (ii) Flextronics’ personnel and subcontractors providing any of the services/operations; and (iii) data and records, and (iv) operational or security audit reports and findings including remediation plans in the possession of Flextronics relating to any of the relevant services and/or operations. Flextronics will provide such access to Inspectors upon reasonable written notice by Nortel Networks during regular business hours, provided that all such persons adhere to Flextronics’ customary security and safety policies and have executed a confidentiality agreement reasonably acceptable to Flextronics.
Upon request by Nortel Networks and with Flextronics’ prior consent, not to be unreasonably withheld, delayed or conditioned, Flextronics will assist and cooperate with Nortel Networks Inspectors in connection with Inspection functions, including the

Master Repair Services Agreement	Page 61

review and/or timely remediation of audit issues. Such cooperation shall extend to agreed Sarbanes Oxley regulatory compliance, as described below.
As the processes impacted by this Agreement and the Sarbanes Oxley rules and regulations for Section 404 compliance are more fully understood, both Flextronics and Nortel Networks will work together to determine the exact requirements needed to meet the Sarbanes Oxley Section 404 legislation. The Parties will work together to determine a reasonable, cost effective and mutually satisfactory solution to meet each Party’s compliance needs. Each party will maximize the use of its own internal controls and internally available information to minimize the impact on the other Party.
All Inspections will be performed in a manner and frequency intended to minimize disruption to the Parties’ respective businesses.
27.5 Force Majeure
A Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations (other than an obligation to pay money) under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by circumstances of Force Majeure and provided that such Party shall have given prompt notice to the other Party. Such notice shall include a description of the nature of the event of Force Majeure, its cause, and its possible consequences. The Party claiming circumstances of Force Majeure shall promptly notify the other Party of the conclusion of the event.
27.6 Notices
All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier services (delivery charges prepaid) to any party at the address specified below, or at such address, to the attention of such other person, and with such other copy as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section:
Nortel Networks:
Nortel Networks
3500 Carling Avenue
Ottawa, Ontario
Canada K2H 8E9
Attention: Vice President Supply Management
With a copy to:
NNL Corporate Secretary
8200 Dixie Road, Suite 100,
Brampton, Ontario
Canada L6T 5P6

Master Repair Services Agreement	Page 62

Flextronics:
Flextronics Telecom Systems Ltd.
802 St. James Court,
St. Denis Street,
Port Louis,
Mauritius
Phone: 230 212 7600
Fax: 230 210 9168
Attention: President
With a copy to:
Flextronics International Inc.
Room 908, Dominion Centre,
43-59 Queen’s Road East, Wanchai, Hong Kong
Attention: President
With a copy to:
Corporate Legal Department at the address above
Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the Business Day after deposit with a reputable overnight courier service, as the case may be.
27.7 Independent Contractor
This Agreement shall not constitute Flextronics the agent or legal representative of Nortel Networks for any purpose and Flextronics shall not hold itself out as an agent of Nortel Networks other than as expressly provided in this Agreement. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between the Parties, and both Parties are acting as independent contractors. Neither Party shall have the right to exercise any control or direction over the operations, activities, employees or agents of the other Party in connection with this Agreement. Other than as expressly permitted or provided elsewhere in this Agreement, Flextronics is not granted any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of any Nortel Company or Affiliate. Flextronics shall have no authority to bind any Nortel Company or Affiliate to any contract, whether of employment or otherwise, and Flextronics shall bear all of its own expenses for its operations, including the compensation of its employees, contractors, representatives and agents and the maintenance of its offices, service, warehouse and transportation facilities. Flextronics shall be solely responsible for its own employees and sales people and for their omissions, acts and the things done by them. Other than as expressly permitted or provided elsewhere in this Agreement, Nortel Networks expressly disclaims any liability for any commitments on behalf of Nortel Networks made by Flextronics.

Master Repair Services Agreement	Page 63

27.8 Flextronics Responsible for its Contractors
Flextronics may subcontract Repair Services only with Nortel Networks’ prior written approval, which approval may be withheld in Nortel Networks’ sole discretion. The approval by Nortel Networks of any subcontractor chosen by Flextronics shall in no way be construed to relieve Flextronics of any of its duties, responsibilities and obligations to Nortel Networks under this Agreement.
27.9 Assignment
Except as expressly set forth in this Agreement, neither this Agreement nor any license or rights hereunder, in whole or in part, shall be assignable or otherwise transferable whether by merger, operation of law or otherwise, without the prior written consent of the other Party. Any change of control in fact of a Party shall be deemed to constitute an assignment for the purposes of this Section.
Subject to the condition that Flextronics is satisfied, upon reasonable evidence, that such future assignee possesses sufficient creditworthiness and future assignee has accepted the assignment without reservation, NNL may assign this Agreement or any portion thereof (i) to any of NNL’s Subsidiaries or company of which NNL becomes a Subsidiary; or (ii) to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by purchase of stock, assets, merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of the provisions of this Section shall be void. In any assignment in case (ii) above, the person or entity into which NNL has merged or which has otherwise succeeded to all or substantially all of NNL’s business and assets, shall agree in writing to be bound by the terms of this Agreement.
Flextronics agrees to give NNL, to the extent legally permissible, notice of the direct or indirect acquisition by any entity of (1) shares in the capital of Flextronics or of any Subsidiary of Flextronics, if rights sufficient to elect a majority of the board of directors of such entity (pursuant to a shareholders agreement or otherwise) are attached to such shares or such Subsidiary of Flextronics ceases to be a Subsidiary of Flextronics, or (2) substantially all of the assets of Flextronics or of such Subsidiary of Flextronics.
27.10 Severability
If any provision of this Agreement is held illegal, invalid or unenforceable by any competent authority in any jurisdiction, such illegality, invalidity or unenforceability shall not in any manner affect or render illegal, invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction, and such invalid or unenforceable provision shall be replaced for the purposes of the jurisdiction in which it is held to be illegal, invalid or unenforceable with an enforceable clause which most closely achieves the result intended by the invalid provision.

Master Repair Services Agreement	Page 64

27.11 Governing Law; Waiver of Jury Trial
All issues and questions concerning the construction, validity, enforcement, interpretation and performance of this Agreement, the rights and obligations arising hereunder and any purchase made hereunder shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to the UNCITRAL Conventions on Contracts for the International Sale of Goods and without giving effect to any choice of law or conflict of law, rules or provisions (whether of such Province or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario. In furtherance of the foregoing, the internal Laws of the Province of Ontario shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of Law or conflict of Law analysis, the substantive Law of some other jurisdiction would ordinarily apply.
IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
27.12 Consent to Jurisdiction
The parties hereto submit to and consent to the non-exclusive jurisdiction of Courts located in each Province within Canada.
27.13 Entire Agreement; Amendments
This Agreement, including all Exhibits and Schedules thereto, and the other transaction documents referenced therein, constitutes the entire agreement between the parties pertaining to the subject matter thereof and such Exhibits and Schedules thereto are incorporated herein by reference. This Agreement supersedes all prior agreements and understandings between the parties, written or oral, with respect to such subject matter. No representation or statement of any kind made by a representative of either Party that is not stated in this Agreement shall be binding. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the authorized representatives of each Party, except as otherwise expressly provided in this Agreement.
27.14 Most Favored Customer
Flextronics acknowledges and agrees that Nortel Networks’ Prices, terms and conditions hereunder (including, without limitation, the waiver included in Section 27.13) are [•] than the Prices, terms and conditions on which any customer of Supplier, under substantially similar terms and conditions for substantially similar products volumes and quantities, is required to

Master Repair Services Agreement	Page 65

make payment to Supplier. If [•] Prices, terms or conditions than the Prices, terms or conditions set out herein are granted to any current or future customer of any Supplier Company under substantially similar terms and conditions for substantially similar products volumes and quantities, Flextronics shall advise NNL in writing [•].
27.15 Construction
Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.
Wherever the Agreement uses the expression “including” or “such as” or similar expressions denoting examples, such expressions shall be interpreted as being “without limitation”.
27.16 Headings
The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.
27.17 Time of Essence
Time shall be of the essence of this Agreement, except as otherwise expressly provided in this Agreement.
27.18 Agreement by All Flextronics Entities
Flextronics has entered into this Agreement for and on behalf of itself and its Subsidiaries. Flextronics represents and warrants that it has full power and authority to negotiate this Agreement for itself and for and on behalf of each of its Subsidiaries.
27.19 Language
The Parties have requested that this Agreement and all documents contemplated thereby or relating thereto be drawn up in the English language. Les Parties ont requis que cette Convention ainsi que tous les documents qui y sont envisagés ou qui s’y rapportent soient rédigés en langue anglaise.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Master Repair Services Agreement	Page 66

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement by their duly authorized representatives, to be effective as of the Effective Date, although actually signed by the Parties on the dates below their respective signatures.

NORTEL NETWORKS LIMITED		FLEXTRONICS TELECOM SYSTEMS, LTD.

By:	/s/ CHAHRAM BOLOURI	By:	/s/ MANNY MARIMUTHU

Print Name: Chahram Bolouri		Print Name: Manny Marimuthu

Title: President, Global Operations		Title: Authorized Signatory

By:

Print Name:

Title:
[Signature page to Repair Agreement]